Exhibit 10.12 Sobrato 2215

BASIC LEASE INFORMATION

OFFICE GROSS
LEASE DATE:		August 16, 1999
TENANT:		SIEBEL SYSTEMS, INC., a Delaware corporation
TENANT'S NOTICE ADDRESS:		1855 South Grant Street San Mateo, California 94402 Attention: Ms. Linda Jansen, Director of Facilities, Real Estate
With a copy to:		1855 South Grant Street San Mateo, California 94402 Attention: Vice President, Legal Affairs
TENANT'S BILLING ADDRESS:		1855 South Grant Street San Mateo, California 94402
TENANT CONTACT:	Ms. Linda Jansen	PHONE NUMBER: FAX NUMBER:	(650) 295-5511 (650) 295-5512
LANDLORD:		Spieker Properties, L.P., a California limited partnership
LANDLORD'S NOTICE ADDRESS:		2200 Powell Street, Suite 325 Emeryville, California 94608
LANDLORD'S REMITTANCE ADDRESS:		Spieker Properties P.O. Box 45587 Department 11479 San Francisco, California 94145-0587
Project Description:		Watergate Office Towers
Building Description:

2100 Powell Street, Emeryville, California, comprised of one 16- story office building with approximately 328,000 rentable square feet and a 4- level above-grade parking garage for approximately 915 vehicles, subject to adjustment pursuant to Paragraph 39.I hereof

Premises:

Approximately two hundred twenty-five thousand (225,000) rentable square feet (subject to adjustment pursuant to Paragraph 39.I hereof) which shall include all of Floors 1-8, 14-16 and a portion of Floor 13, each as described on Exhibit B attached hereto.

Permitted Use:		General office use and training and call center uses
Occupancy Density:		One occupant per 250 rentable square feet
Parking Density and Parking Charge:		Three (3) non-exclusive spaces per every 1,000 square feet of useable area leased at initially $55.00 per space / per month. Parking permit rate shall increase per Paragraph 37.
Scheduled Term Commencement Date:		March 1, 2001
Scheduled Length of Term:		144 months
Scheduled Term Expiration Date:		February 28, 2013
Rent:
Monthly Base Rent:		See Paragraph 39.A hereof and subject to adjustment pursuant to Paragraphs 39.H(7) and 39.I hereof
Base Year for Operating Expenses:		2001
Security Deposit:		$3,000,000 Letter of Credit (subject to adjustment as provided in Paragraph 39.H and Paragraph 19 hereof)

Tenant's Proportionate Share:
Of Building:		Approximately 68.6%, subject to adjustment pursuant to Paragraph 39.I hereof

The foregoing Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control.

LANDLORD	TENANT

Spieker Properties, L.P.,	Siebel Systems, Inc., a Delaware corporation
a California limited partnership

By: Spieker Properties, Inc.,
a Maryland corporation,	By:
its general partner	Name:________________________________
Its: __________________________________

By:
John R. Winther
Its: Senior Vice President

TABLE OF CONTENTS

Page

Basic Lease Information 1

Table of Contents 2
  Premises *
  Possession and Lease Commencement 4
  Term *
  Use *
  Rules and Regulations *
  Rent *
  Operating Expenses *
  Insurance and Indemnification *
  Waiver of Subrogation *
  Landlord's Repairs and Maintenance *
  Tenant's Repairs and Maintenance *
  Alterations *
  Signs *
  Inspection/Posting Notices *
  Services and Utilities *
  Subordination *
  Financial Statements *
  Estoppel Certificate *
  Security Deposit *
  Limitation of Tenant's Remedies *
  Assignment and Subletting *
  Authority of Tenant *
  Condemnation *
  Casualty Damage *
  Holding Over *
  Default *
  Liens *
  Substitution *
  Transfers by Landlord *
  Right of Landlord to Perform Tenant's Covenants *
  Waiver *
  Notices *
  Attorney's Fees *
  Successors and Assigns *
  Force Majeure *
  Surrender of Premises *
  Parking *
  Miscellaneous *
  Additional Provisions *
  Jury Trial Waiver *

Signatures *

Exhibits:

Exhibit A Rules and Regulations

Exhibit B Site Plan, Property Description

Exhibit C Lease Improvement Agreement

Exhibit D Signage

Additional Exhibits as Required

LEASE

THIS LEASE is made as of the ____ day of August, 1999, by and between Spieker Properties, L.P., a California limited partnership (hereinafter called "Landlord"), and Siebel Systems, Inc., a Delaware corporation (hereinafter called "Tenant").

1. PREMISES

Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinafter set forth, those premises (the "Premises") as depicted on Exhibit B and described in the Basic Lease Information. The Premises shall be all or part of a building (the "Building") and of a project (the "Project"), which may consist of more than one building and additional facilities, as described in the Basic Lease Information. The Building and Project are each depicted on Exhibit B. Landlord and Tenant acknowledge that physical changes may occur from time to time in the Premises, Building or Project, and that the number of buildings and additional facilities which constitute the Project may change from time to time, which may result in an adjustment in Tenant's Proportionate Share, as defined in the Basic Lease Information, as provided in Paragraph 7.A.

2. POSSESSION AND LEASE COMMENCEMENT

A. Intentionally Omitted.

B. Construction of Improvements. If this Lease pertains to a Building to be constructed or improvements to be constructed within a Building, the provisions of this Paragraph 2.B. shall apply in lieu of the provisions of Paragraph 2.A. above and the term commencement date ("Term Commencement Date") shall be the date on which the improvements to be constructed or performed in the Premises by Landlord (if any) shall have been substantially completed in accordance with the plans and specifications, if any, described on Exhibit C and Tenant's taking of possession of the Premises or any part thereof shall constitute Tenant's confirmation of substantial completion for all purposes hereof, whether or not substantial completion of the Building or Project shall have occurred. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the scheduled Term Commencement Date, Landlord shall not be subject to any liability therefor, nor shall Landlord be in default hereunder nor shall such failure affect the validity of this Lease, and Tenant agrees to accept possession of the Premises at such time as such improvements have been substantially completed, which date shall then be deemed the Term Commencement Date. Tenant shall not be liable for any Rent for any period prior to the Term Commencement Date (but without affecting any obligations of Tenant under any improvement agreement appended to this Lease). In the event of any dispute as to substantial completion of work performed or required to be performed by Landlord, the certificate of Landlord's architect shall be conclusive. Substantial completion shall have occurred notwithstanding Tenant's submission of a punchlist to Landlord, which Tenant shall submit, if at all, within ten (10) business days after the Term Commencement Date or otherwise in accordance with any improvement agreement appended to this Lease. Upon Landlord's request, Tenant shall promptly execute and return to Landlord a "Start-Up Letter" in which Tenant shall agree, among other things, to acceptance of the Premises and to the determination of the Term Commencement Date, in accordance with the terms of this Lease, but Tenant's failure or refusal to do so shall not negate Tenant's acceptance of the Premises or affect determination of the Term Commencement Date. Subject to Paragraph 35 hereof, Landlord shall use commercially reasonable efforts to cause the Base Building Work (described in Schedule 1 to Exhibit C hereto) to be constructed in a first-class and good and workmanlike manner and be substantially complete (as defined in Schedule 1 to Exhibit C) on or before January 15, 2001. Provided that the Base Building Work is substantially complete, Tenant shall have the right to occupy the Premises on the date of such substantial completion with all terms and conditions of this Lease in full force and effect, excluding payment of Base Rent and Operating Expenses. In the event Tenant takes possession and occupies the Premises in accordance with the previous sentence, Tenant's obligation to pay Base Rent and Operating expenses shall not commence until forty-five (45) following the date of substantial completion of the Base Building Work. Notwithstanding the foregoing, Landlord shall not deliver, and Tenant shall not be obligated to accept, possession of the Premises prior to January 15, 2001, unless substantial completion of the Base Building Work has occurred and Tenant takes possession and occupies the Premises for Tenant's ordinary business use, in which event the terms of this Paragraph 2.B shall apply with respect to the determination of the Term Commencement Date.

3. TERM

The term of this Lease (the "Term") shall commence on the Term Commencement Date and continue in full force and effect for the number of months specified as the Length of Term in the Basic Lease Information or until this Lease is terminated as otherwise provided herein. If the Term Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the Length of Term in addition to the remainder of the calendar month following the Term Commencement Date. Tenant may terminate this Lease by delivering written notice to Landlord on or before February 14, 2002 if (i) Landlord has not substantially completed the Base Building Work (as defined in Schedule 1 to Exhibit C) to be constructed by Landlord as described in Exhibit C to this Lease by January 14, 2002; (ii) Tenant has given Landlord at least twenty (20) days' prior written notice ("Tenant's Termination Notice Period") of Landlord's failure to do so, except for punchlist items, and except for delays caused by Tenant or Tenant's Parties (including delays caused by the contractor or anyone else performing services on behalf of Tenant) or by events beyond Landlord's control and other force majeure events, including, but not limited to, strikes, material shortages, delays of governmental agencies and Acts of God, which delays will not be cause for termination hereunder; and (iii) Landlord has not, as of the expiration of Tenant's Termination Notice Period, substantially completed the Base Building Work and delivered possession of the Premises to Tenant. Tenant may terminate this Lease by delivering written notice to Landlord on or before August 1, 2000 if (a) Landlord has not commenced construction of the Building by July 1, 2000, (b) Tenant has given Landlord at least twenty (20) days' prior written notice of Landlord's failure to do so, except for delays caused by Tenant or Tenant's Parties (including delays caused by the contractor or anyone else performing services on behalf of Tenant) or by events beyond Landlord's control and other force majeure events, including, but not limited to, strikes, material shortages, delays of governmental agencies and Acts of God, which delays will not be cause for termination hereunder; and (c) Landlord has not, as of the expiration of the aforementioned twenty (20) day period, commenced construction of the Building. In the event of either such termination, Landlord shall return any Security Deposit to Tenant as well as any other sums paid hereunder by Tenant to Landlord. All obligations of Tenant and Landlord under this Lease shall thereafter terminate and no party shall have any further obligations under this Lease. Landlord and Tenant are parties to an existing lease (the "1900 Powell Street Lease") covering certain premises in the building located at 1900 Powell Street, Emeryville, California. In the event that Landlord fails to deliver the Premises as provided in Paragraph 2 above prior to the expiration of the 1900 Powell Street Lease due to a delay caused by Landlord or Landlord's agents, invitees or employees, the 1900 Powell Street Lease shall be extended on a month-to-month basis under the same terms and conditions contained in the 1900 Powell Street Lease until Landlord delivers possession of the Premises in accordance with this Lease, but in no event shall the 1900 Powell Street Lease be extended beyond the termination of this Lease.

4. USE

A. General. Tenant shall use the Premises for the permitted use specified in the Basic Lease Information ("Permitted Use") and for no other use or purpose. Tenant shall control Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, "Tenant's Parties") in such a manner that Tenant and Tenant's Parties cumulatively do not exceed the occupant density (the "Occupancy Density") or the parking density (the "Parking Density") specified in the Basic Lease Information at any time. Tenant shall pay the Parking Charge specified in the Basic Lease Information as Additional Rent (as hereinafter defined) hereunder. So long as Tenant is occupying the Premises, Tenant and Tenant's Parties shall have the nonexclusive right to use, in common with other parties occupying the Building or Project, the parking areas, driveways and other common areas of the Building and Project, subject to the terms of this Lease and such rules and regulations as Landlord may from time to time prescribe. Landlord reserves the right, without notice or liability to Tenant, and without the same constituting an actual or constructive eviction, to alter or modify the common areas from time to time, including the location and configuration thereof, and the amenities and facilities which Landlord may determine to provide from time to time, provided that any such alteration or modification of the common areas shall not materially and adversely interfere with Tenant's Permitted Use hereunder.

B. Limitations. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises or from any portion of the common areas as a result of Tenant's or any Tenant's Party's use thereof, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants or occupants of the Building or Project or elsewhere, or interfere with their use of their respective premises or common areas. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any immoral, improper or unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which could endanger the structure, or place any harmful substances in the drainage system of the Building or Project. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the above-referenced rules or any other terms or provisions of such tenant's or occupant's lease or other contract.

C. Compliance with Regulations. By entering the Premises following substantial completion of the Base Building Work, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to the correction of any punchlist items. Tenant shall at its sole cost and expense strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements and restrictions of record governing and relating to the use, occupancy or possession of the Premises, to Tenant's use of the common areas, or to the use, storage, generation or disposal of Hazardous Materials (hereinafter defined) by Tenant or any of Tenant's Parties (collectively "Regulations"). Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant's use of the Premises. Tenant shall at its sole cost and expense promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, under or about the Project or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Building or Project or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys' fees or liability arising out of the failure of Tenant to comply with any Regulation. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord shall be responsible for complying with Regulations (other than the ADA) pertaining to the common areas of the Project prior to and except to the extent arising out of (1) Tenant's occupancy or use of the Premises or common areas, or (2) construction of any Tenant Improvements or Alterations made by or on behalf of Tenant, whether by Landlord or otherwise, and performed after the Term Commencement Date, or (3) installation of any equipment, fixtures, furniture or other personal property in or about the Premises. Tenant shall have the sole responsibility for complying, at Tenant's cost, with any and all provisions of the Americans with Disabilities Act of 1990, as it has been and may later be amended ("ADA"), (i) with respect to the Premises; and (ii) with respect to the common areas of the Project where in the case of this clause (ii) such compliance has been brought about by: (A) any Tenant Improvements or Alterations to the Premises or to the common areas made by or on behalf of Tenant, whether by Landlord or otherwise, and performed after the Term Commencement Date; (B) requirements of Tenant's employees, or any changes to Tenant's use of the Premises; or (C) any architectural barriers caused by Tenant's installation of any equipment, fixtures, furniture, or other personal property in or about the Premises (items (i) and (ii) collectively, "Tenant's ADA Responsibilities"). Tenant shall indemnify, defend and hold Landlord, its agents and employees harmless from and against any and all claims, damages, or liabilities (including, without limitation, reasonable attorneys' fees and costs) arising directly or indirectly from Tenant's failure to satisfy any of Tenant's ADA Responsibilities. Landlord shall indemnify, defend and hold Tenant, its agents and employees harmless from and against any and all claims, damages or liabilities arising directly or indirectly from Landlord's failure to comply with any obligations of a landlord under the ADA, other than such claims, damages or liabilities arising from Tenant's failure to satisfy any of Tenant's ADA Responsibilities; provided, however, that Landlord may treat costs of ADA compliance with respect to the common areas of the Project to the extent incurred after the Term Commencement Date as an Operating Expense in accordance with Paragraph 7 hereof. Landlord represents that, as of the date Landlord delivers possession of the Premises to Tenant, to the best of Landlord's actual knowledge, the Base Building Work shall comply in all material respects with each of: (x) the ADA, and (y) Regulations, as the ADA and Regulations have each been interpreted in Alameda County and as each of the ADA and Regulations pertain to the Base Building Work. Any costs incurred by Landlord to comply with ADA and Regulations solely as described in the foregoing sentence shall not be an Operating Expense as defined herein.

D. Hazardous Materials. As used in this Lease, "Hazardous Materials" shall include, but not be limited to, hazardous, toxic and radioactive materials and those substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or other similar designations in any Regulation. Tenant shall not cause, or allow any of Tenant's Parties to cause, any Hazardous Materials to be handled, used, generated, stored, released or disposed of in, on, under or about the Premises, the Building or the Project or surrounding land or environment in violation of any Regulations. Tenant must obtain Landlord's written consent prior to the introduction of any Hazardous Materials onto the Project. Notwithstanding the foregoing, Tenant may handle, store, use and dispose of products containing small quantities of Hazardous Materials for "general office purposes" (such as toner for copiers) to the extent customary and necessary for the Permitted Use of the Premises; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building, or Project or surrounding land or environment. Tenant and Landlord shall each immediately notify the other in writing of any Hazardous Materials' contamination of any portion of the Project of which the notifying party becomes aware, whether or not caused by such party. Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Landlord, unless Landlord reasonably believes Tenant or any of Tenant's Parties has violated this Paragraph 4.D. or any Regulation, in which event such costs shall be borne solely by Tenant. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses (including attorneys' and consultants' fees and court costs), demands, causes of action, or judgments directly or indirectly arising out of or related to the use, generation, storage, release, or disposal of Hazardous Materials by Tenant or any of Tenant's Parties in, on, under or about the Premises, the Building or the Project or surrounding land or environment, which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment or natural resources occurring on or off the Premises, losses attributable to diminution in value or adverse effects on marketability, the cost of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of this Lease. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant's obligation of indemnification pursuant to this Paragraph 4.D. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses, including without limitation reasonable attorneys' fees and costs arising out of any Hazardous Material in, on or about the Project or the Premises which was created, handled, placed, stored, used, transported or disposed of by Landlord or by Landlord's agents, employees or representatives, excluding, however, any Hazardous Material, whose presence was caused by Tenant or any Tenant's Parties. In the event Tenant or any Tenant Party violates this Paragraph 4.D, or in any way is not compliant with any Regulation concerning Hazardous Materials, and Tenant fails to immediately and adequately, as determined by Landlord, commence and prosecute a cure, Landlord has the option, but not the obligation, to immediately commence a cure on Tenant's behalf. Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant's obligations. All sums so paid by Landlord and all incidental costs incurred by Landlord and interest thereon at the Applicable Interest Rate, from the date of payment by Landlord, shall be paid to Landlord on demand as Additional Rent.

5. RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the building rules and regulations attached hereto as Exhibit A and any other reasonable rules and regulations and any modifications or additions thereto which Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or the Building or Project, and provided that such reasonable rules and regulations shall not materially adversely affect Tenant's use of the Premises as provided hereunder. Landlord shall apply such rules and regulations in a nondiscriminatory manner. Tenant shall cause Tenant's Parties to comply with such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of such rules and regulations, any other tenant's or occupant's lease or any Regulations. In the event that a conflict exists between this Lease and Exhibit A, the terms of this Lease shall control.

6. RENT

A. Base Rent. Tenant shall pay to Landlord and Landlord shall receive, without notice or demand throughout the Term, Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the Remittance Address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. Base Rent for the first full month of the Term for which Base Rent is due and payable pursuant to the terms of this Lease shall be paid by Tenant upon Tenant's execution of this Lease. If the obligation for payment of Base Rent commences on a day other than the first day of a month, then Base Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Term Commencement Date. The Base Rent payable by Tenant hereunder is subject to adjustment as provided elsewhere in this Lease, as applicable. As used herein, the term "Base Rent" shall mean the Base Rent specified in the Basic Lease Information as it may be so adjusted from time to time.

B. Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, Tenant's Proportionate Share of Operating Expenses, as specified in Paragraph 7 of this Lease, charges to be paid by Tenant under Paragraph 15, the interest and late charge described in Paragraphs 26.C. and D., and any monies spent by Landlord pursuant to Paragraph ~~30~~ 29, shall be considered additional rent ("Additional Rent"). "Rent" shall mean Base Rent and Additional Rent.

7. OPERATING EXPENSES

A. Operating Expenses. In addition to the Base Rent required to be paid hereunder, beginning with the expiration of the Base Year specified in the Basic Lease Information (the "Base Year"), Tenant shall pay as Additional Rent, Tenant's Proportionate Share of the Building and/or Project (as applicable), as defined in the Basic Lease Information, of increases in Operating Expenses (defined below) over the Operating Expenses incurred by Landlord during the Base Year (the "Base Year Operating Expenses"), in the manner set forth below. Tenant shall pay the applicable Tenant's Proportionate Share of each such Operating Expenses. Landlord and Tenant acknowledge that if the number of buildings which constitute the Project increases or decreases, or if physical changes are made to the Premises, Building or Project or the configuration of any thereof, Landlord may at its discretion reasonably adjust Tenant's Proportionate Share of the Building or Project to reflect the change. Landlord's determination of Tenant's Proportionate Share of the Building and of the Project shall be conclusive so long as it is reasonably and consistently applied. Operating Expenses shall be reasonably allocated by Landlord to the tenants of the Building and the Project. "Operating Expenses" shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Building or Project and its supporting facilities and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary or desirable to the Building and/or Project (as determined in a reasonable manner) other than those expenses and costs which are specifically attributable to Tenant or which are expressly made the financial responsibility of Landlord or specific tenants of the Building or Project pursuant to this Lease. Operating Expenses shall include, but are not limited to, the following:

(1) Taxes. All real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes, business or license taxes or fees, gross receipts taxes, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, and other impositions, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees "in-lieu" of any such tax or assessment) which are now or hereafter assessed, levied, charged, confirmed, or imposed by any public authority upon the Building or Project, its operations or the Rent (or any portion or component thereof), or any tax, assessment or fee imposed in substitution, partially or totally, of any of the above. Operating Expenses shall also include any taxes, assessments, reassessments, or other fees or impositions with respect to the development, leasing, management, maintenance, alteration, repair, use or occupancy of the Premises, Building or Project or any portion thereof, including, without limitation, by or for Tenant, and all increases therein or reassessments thereof whether the increases or reassessments result from increased rate and/or valuation (whether upon a transfer of the Building or Project or any portion thereof or any interest therein or for any other reason). Operating Expenses shall not include inheritance or estate taxes imposed upon or assessed against the interest of any person in the Project, or taxes computed upon the basis of the net income of any owners of any interest in the Project. If it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such taxes by Landlord as would have been payable to Landlord prior to the payment of any such taxes.

(2) Insurance. All insurance premiums and costs, including, but not limited to, any deductible amounts, premiums and other costs of insurance incurred by Landlord, including for the insurance coverage set forth in Paragraph 8.A. herein.

(3) Common Area Maintenance.

(a) Repairs, replacements, and general maintenance of and for the Building and Project and public and common areas and facilities of and comprising the Building and Project, including, but not limited to, the roof and roof membrane, windows, elevators, restrooms, conference rooms, health club facilities, lobbies, mezzanines, balconies, mechanical rooms, building exteriors, alarm systems, pest extermination, landscaped areas, parking and service areas, driveways, sidewalks, loading areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, heating/ventilation/air conditioning systems, electrical, mechanical or other systems, telephone equipment and wiring servicing, plumbing, lighting, and any other items or areas which affect the operation or appearance of the Building or Project, which determination shall be at Landlord's discretion, except for: those items to the extent paid for by the proceeds of insurance; and those items attributable solely or jointly to specific tenants of the Building or Project.

(b) Repairs, replacements, and general maintenance shall include the cost of any improvements made to or capital assets acquired for the Project or Building that in Landlord's discretion may reduce any other Operating Expenses, including present or future repair work, are reasonably necessary for the health and safety of the occupants of the Building or Project, or to ensure continuing operation of the Building systems, services and equipment, or are required to comply with any Regulation, such costs or allocable portions thereof to be amortized substantially in accordance with generally accepted accounting principles and over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the publicly announced "prime rate" charged by Wells Fargo Bank, N.A. (San Francisco) or its successor at the time such improvements or capital assets are constructed or acquired, plus two (2) percentage points, or in the absence of such prime rate, then at the U.S. Treasury six-month market note (or bond, if so designated) rate as published by any national financial publication selected by Landlord, plus four (4) percentage points, but in no event more than the maximum rate permitted by law, plus reasonable financing charges.

(c) Payment under or for any easement, license, permit, operating agreement, declaration, restrictive covenant or instrument relating to the Building or Project.

(d) All expenses and rental related to services and costs of supplies, materials and equipment used in operating, managing and maintaining the Premises, Building and Project, the equipment therein and the adjacent sidewalks, driveways, parking and service areas, including, without limitation, expenses related to service agreements regarding security, fire and other alarm systems, janitorial services, window cleaning, elevator maintenance, Building exterior maintenance, landscaping and expenses related to the administration, management and operation of the Project, including without limitation salaries, wages and benefits and management office rent.

(e) The cost of supplying any services and utilities which benefit all or a portion of the Premises, Building or Project, including without limitation services and utilities provided pursuant to Paragraph 15 hereof.

(f) Legal expenses and the cost of audits by certified public accountants; provided, however, that legal expenses chargeable as Operating Expenses shall not include the cost of negotiating leases, collecting rents, evicting tenants nor shall it include costs incurred in legal proceedings with or against any tenant or to enforce the provisions of any lease.

(g) A management and accounting cost recovery fee ~~equal~~ not to exceed five percent (5%) of the sum of the Project's base rents and Operating Expenses to the extent not included in such base rents (other than such management and accounting fee).

If the rentable area of the Building and/or Project is not fully occupied during any fiscal year of the Term (including any calendar year(s) falling within the Base Year), then an adjustment shall be made in computing the Operating Expenses for such year so that Tenant pays an equitable portion of all variable items (e.g., utilities, janitorial services and other component expenses that are affected by variations in occupancy levels) of Operating Expenses, as reasonably determined by Landlord, as if one hundred percent (100%) of the rentable area of the Building and/or Project had been one hundred percent (100%) occupied for the entirety of such calendar year; provided, however, that in no event shall Landlord be entitled to collect in excess of one hundred percent (100%) of the total Operating Expenses from all of the tenants in the Building or Project, as the case may be.

Operating Expenses shall not include the cost of providing tenant improvements or other specific costs incurred for the account of, separately billed to and paid by specific tenants of the Building or Project, the initial construction cost of the Building, or debt service on any mortgage or deed of trust recorded with respect to the Project other than pursuant to Paragraph 7.A.(3)(b) above. Notwithstanding anything herein to the contrary, in any instance wherein Landlord, in Landlord's reasonable discretion, deems Tenant to be responsible for any amounts greater than Tenant's Proportionate Share, Landlord shall have the right to allocate costs in any equitable manner Landlord reasonably deems appropriate.

The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it shall be responsible for providing adequate security for its use of the Premises, the Building and the Project and that Landlord shall have no obligation or liability with respect thereto, except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to provide the same.

Notwithstanding anything in the definition of Operating Expenses in this Lease to the contrary, Operating Expenses shall not include the following, except to the extent specifically provided:

    Any ground lease rental;
    Costs of capital improvements, replacements or equipment and any depreciation or amortization expenses thereon, except as specifically set forth in the definition of Operating Expenses in Paragraph 7.A of the Lease;
    Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in Subsection (ii) above (excluding, however, equipment not affixed to the Building or Project which is used in providing janitorial or similar services);
    Costs incurred by Landlord for the repair of damage to the Building or Project, to the extent that Landlord is reimbursed by insurance proceeds;
    Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupant improvements made for tenants or other occupants in the Building or the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for or the premises of other tenants or other occupants of the Building;
    Marketing costs, including leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building or the Project;
    Costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building or the Project;
    Interest, principal, points and fees on debt or amortization payments on any mortgage or deed of trust or any other debt instrument encumbering the Building or Project or the land on which the Building or Project is situated;
    Except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building or Project which is used in providing janitorial or similar services;
    Advertising and promotional expenditures (except for retail property promotions);
    Costs incurred in connection with upgrading the Building or Project to comply with disability, life, fire and safety codes in effect prior to the issuance of the temporary certificate of occupancy for the Building;
    Interest, fines or penalties incurred as a result of Landlord's failure to make payments when due unless such failure is commercially reasonable under the circumstances;
    Costs arising from Landlord's charitable or political contributions;
    Costs for acquisition of sculpture, paintings or other objects of art in common areas;
    The depreciation of the Building and other real property structures in the Project;
    Landlord's general corporate overhead and general administrative expenses not related to the operation of the Building or the Project, except as specifically set forth in Paragraph 7.A of this lease;
    Any bad debt loss, rent loss or reserves for bad debts or rent loss, or reserves for equipment or capital replacement;
    Costs to correct defects in construction and design materials or workmanship in the Building or Project during the term of this Lease;
    Costs in connection with Landlord's express financial obligation to comply with Regulations (other than ADA) described in Paragraph 4 of this Lease;
    Costs of the premiums for earthquake insurance in excess of costs which are commercially reasonable;
    Costs for senior executive wages, salaries or other compensation;
    Costs of capital improvements made to specific buildings in the Project which buildings are not occupied by Tenant;
    Costs of capital improvements made to the parking structure (the "West Parking Structure") existing prior to the date of this Lease and located on the western portion of the Project adjacent to 2200 Powell Street, but only to the extent Tenant does not utilize the West Parking Structure; and
    Costs incurred by Landlord in connection with compliance with ADA and Regulations but only to the extent expressly excluded from Operating Expenses in Paragraph 4.C of this Lease.

B. Payment of Estimated Operating Expenses. "Estimated Operating Expenses" for any particular year shall mean Landlord's estimate of the Operating Expenses for such fiscal year made with respect to such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in a reasonable manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Operating Expenses for the ensuing fiscal year. Tenant shall pay Tenant's Proportionate Share of the difference between Estimated Operating Expenses and Base Year Operating Expenses with installments of Base Rent for the fiscal year to which the Estimated Operating Expenses applies in monthly installments on the first day of each calendar month during such year, in advance. Such payment shall be construed to be Additional Rent for all purposes hereunder. If at any time during the course of the fiscal year, Landlord determines that Operating Expenses are projected to vary from the then Estimated Operating Expenses by more than five percent (5%), Landlord may, by written notice to Tenant, revise the Estimated Operating Expenses for the balance of such fiscal year, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant's Proportionate Share of the revised difference between Estimated Operating Expenses and Base Year Operating Expenses for such year, such revised installment amounts to be Additional Rent for all purposes hereunder. Within a reasonable time following Tenant's written request, but in no event more than one (1) time during a twelve (12) month period, Landlord shall deliver to Tenant a reasonably detailed summary statement which itemizes Landlord's calculation of Operating Expenses.

C. Computation of Operating Expense Adjustment. "Operating Expense Adjustment" shall mean the difference between Estimated Operating Expenses and actual Operating Expenses for any fiscal year, over Base Year Operating Expenses, determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of actual Operating Expenses for the fiscal year just ended, accompanied by a computation of Operating Expense Adjustment. If such statement shows that Tenant's payment based upon Estimated Operating Expenses is less than Tenant's Proportionate Share of actual increases in Operating Expenses over the Base Year Operating Expenses, then Tenant shall pay to Landlord the difference within thirty (30) days after receipt of such statement, such payment to constitute Additional Rent for all purposes hereunder. If such statement shows that Tenant's payments of Estimated Operating Expenses exceed Tenant's Proportionate Share of actual increases in Operating Expenses over the Base Year Operating Expenses, then (provided that Tenant is not in default under this Lease) Landlord shall pay to Tenant the difference within thirty (30) days after delivery of such statement to Tenant. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Operating Expense Adjustment shall be paid by the appropriate party within thirty (30) days after the date of delivery of the statement. Tenant's obligation to pay increases in Operating Expenses over the Base Year Operating Expenses shall commence on January 1 of the year succeeding the Base Year. Should this Lease terminate at any time other than the last day of the fiscal year, Tenant's Proportionate Share of the Operating Expense Adjustment shall be prorated based on a month of 30 days and the number of calendar months during such fiscal year that this Lease is in effect. Tenant shall in no event be entitled to any credit if Operating Expenses in any year are less than Base Year Operating Expenses. Notwithstanding anything to the contrary contained in Paragraph 7.A or 7.B, Landlord's failure to provide any notices or statements within the time periods specified in those paragraphs shall in no way excuse Tenant from its obligation to pay Tenant's Proportionate Share of increases in Operating Expenses.

D. Gross Lease. This shall be a gross Lease; however, it is intended that Base Rent shall be paid to Landlord absolutely net of all costs and expenses other than Operating Expenses each year equal to Tenant's Proportionate Share of Base Year Operating Expenses, except as otherwise specifically provided to the contrary in this Lease. The provisions for payment of increases in Operating Expenses and the Operating Expense Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7.A. incurred in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Building and/or Project and its supporting facilities and such additional facilities, in excess of the Base Year Operating Expenses, now and in subsequent years as may be determined by Landlord to be necessary or desirable to the Building and/or Project.

E. Tenant Audit. If Tenant shall dispute the amount set forth in any statement provided by Landlord under Paragraph 7.B. or 7.C. above, Tenant shall have the right, not later than ~~twenty (20)~~ sixty (60) days following receipt of such statement and upon the condition that Tenant shall first deposit with Landlord the full amount in dispute, to cause Landlord's books and records with respect to Operating Expenses for such fiscal year to be audited by certified public accountants selected by Tenant and subject to Landlord's reasonable right of approval. The Operating Expense Adjustment shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of ~~ten~~ five percent ~~(10%)~~(5%) of Tenant's Proportionate Share of the Operating Expenses previously reported, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be paid by Tenant within thirty (30) days following completion of the audit. If Tenant shall not request an audit in accordance with the provisions of this Paragraph 7.E. within ~~twenty (20)~~ sixty (60) days after receipt of Landlord's statement provided pursuant to Paragraph 7.B. or 7.C., such statement shall be final and binding for all purposes hereof. Tenant acknowledges and agrees that any information revealed in the above described audit may contain proprietary and sensitive information and that significant damage could result to Landlord if such information were disclosed to any party other than Tenant's auditors. Tenant shall not in any manner disclose, provide or make available any information revealed by the audit to any person or entity without Landlord's prior written consent, which consent may be withheld by Landlord in its sole and absolute discretion. The information disclosed by the audit will be used by Tenant solely for the purpose of evaluating Landlord's books and records in connection with this Paragraph 7.E.

8. INSURANCE AND INDEMNIFICATION

A. Landlord's Insurance. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord's sole control.

(1) Property Insurance. Landlord agrees to maintain property insurance insuring the Building against damage or destruction due to risk including fire, vandalism, and malicious mischief in an amount not less than the replacement cost thereof, in the form and with deductibles and endorsements as selected by Landlord. At its election, Landlord may instead (but shall have no obligation to) obtain "All Risk" coverage, and may also obtain earthquake, pollution, and/or flood insurance in amounts selected by Landlord, so long as such coverage is available at commercially reasonable rates.

(2) Optional Insurance. Landlord, at Landlord's option, may also (but shall have no obligation to) carry insurance against loss of rent, in an amount equal to the amount of Base Rent and Additional Rent that Landlord could be required to abate to all Building tenants in the event of condemnation or casualty damage for a period of twelve (12) months. Landlord may also (but shall have no obligation to) carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine, so long as such coverage is available at commercially reasonable rates. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises.

B. Tenant's Insurance.

(1) Property Insurance. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term, insurance on all personal property and fixtures of Tenant and all improvements, additions or alterations made by or for Tenant to the Premises on an "All Risk" basis, insuring such property for the full replacement value of such property.

(2) Liability Insurance. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term Commercial General Liability insurance covering bodily injury and property damage liability occurring in or about the Premises or arising out of the use and occupancy of the Premises and the Project, and any part of either, and any areas adjacent thereto, and the business operated by Tenant or by any other occupant of the Premises. Such insurance shall include contractual liability insurance coverage insuring all of Tenant's indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000.00), and a minimum general aggregate limit of Three Million Dollars ($3,000,000.00), with an "Additional Insured - Managers or Lessors of Premises Endorsement." All such policies shall be written to apply to all bodily injury (including death), property damage or loss, personal and advertising injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and any party holding an interest to which this Lease may be subordinated as an additional insured, and shall provide that such coverage shall be "primary" and non- contributing with any insurance maintained by Landlord, which shall be excess insurance only. Such coverage shall also contain endorsements including employees as additional insureds if not covered by Tenant's Commercial General Liability Insurance. All such insurance shall provide for the severability of interests of insureds; and shall be written on an "occurrence" basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

(3) Workers' Compensation and Employers' Liability Insurance. Tenant shall carry Workers' Compensation Insurance as required by any Regulation, throughout the Term at Tenant's sole cost and expense. Tenant shall also carry Employers' Liability Insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease, throughout the Term at Tenant's sole cost and expense.

(4) General Insurance Requirements. All coverages described in this Paragraph 8.B. shall be endorsed to (i) provide Landlord with thirty (30) days' notice of cancellation or change in terms; and (ii) waive all rights of subrogation by the insurance carrier against Landlord. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 8.B. is, in Landlord's reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises are located which are similar to and operated for similar purposes as the Premises or if Tenant's use of the Premises should change with or without Landlord's consent, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Paragraph 8.B. All insurance policies required to be carried by Tenant under this Lease shall be written by companies rated A X or better in "Best's Insurance Guide" and authorized to do business in the State of California. In any event deductible amounts under all insurance policies required to be carried by Tenant under this Lease shall not exceed One Hundred Thousand Dollars ($100,000.00) per occurrence, provided that Tenant maintains a net worth of at least Two Hundred Fifty Million Dollars ($250,000,000.00) as reasonably determined by Landlord, or, if Tenant's net worth is less than Two Hundred Fifty Million Dollars ($250,000,000.00), such deductible amounts shall not exceed Five Thousand Dollars ($5,000.00) ~~per occurrence~~. Tenant shall deliver to Landlord on or before the Term Commencement Date, and thereafter at least thirty (30) days before the expiration dates of the expired policies, certified copies of Tenant's insurance policies, or a certificate evidencing the same issued by the insurer thereunder; and, if Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord's option and in addition to Landlord's other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

(5) Self-insurance; Deductibles. All or any portion of the coverages Tenant is required to maintain under this Lease may be maintained under a program of Tenant self-insurance or under policies that include self-insured retentions or deductibles larger than those typically carried by similarly situated tenants. Before the Term Commencement Date, Tenant shall advise Landlord of the self-insurance program, specifying limits and amounts of umbrella coverage and self-insured retentions, or deductibles. Landlord is considered to consent to such self-insurance program as long as it is effective and Tenant's net worth and current net assets (as reported to Landlord on a quarterly basis and confirmed by audited financial statements prepared in accordance with generally accepted accounting principles) exceed Two Hundred Fifty Million Dollars ($250,000,000.00) and Fifty Million Dollars ($50,000,000.00), respectively.

C. Tenant's ~~C.~~  Indemnification. Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses, including reasonable attorneys' and consultants' fees and court costs, demands, causes of action, or judgments, directly or indirectly arising out of or related to: (1) claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises, Building or Project by Tenant or Tenant's Parties, or from activities or failures to act of Tenant or Tenant's Parties; (2) claims arising from work or labor performed, or for materials or supplies furnished to or at the request or for the account of Tenant in connection with performance of any work done for the account of Tenant within the Premises or Project; (3) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease; and (4) claims arising from the negligence or intentional acts or omissions of Tenant or Tenant's Parties. The foregoing indemnity by Tenant shall not be applicable to claims to the extent arising from the gross negligence or willful misconduct of Landlord. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property in or about the Premises, Building or Project by or from any cause whatsoever (other than Landlord's gross negligence or willful misconduct) and, without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, basement or other portion of the Premises, Building or Project, or caused by gas, fire, oil or electricity in, on or about the Premises, Building or Project. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.

D. Landlord's Indemnification. Landlord shall indemnify, defend by counsel reasonably acceptable to Tenant, protect and hold Tenant harmless from and against any and all claims, liabilities, losses, costs, damages, injuries or expenses, including reasonable attorneys' and consultants' fees and court costs, demands, causes of action, or judgments arising out of or relating to the gross negligence or willful misconduct of Landlord or Landlord's agents, employees or invitees. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord shall in no event be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property in or about the Premises, Building or Project, including without limitation the common areas, whether caused by theft, fire, rain or water leakage of any character from the roof, walls, plumbing, sprinklers, pipes, basement or any other portion of the Premises, Building or Project, or caused by gas, fire, oil or electricity in, on or about the Premises, Building or Project, or from any other systems except in each case to the extent caused by the gross negligence or willful misconduct of Landlord, or by acts of God (including without limitation flood or earthquake), acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair, subject to and except as expressly otherwise provided in Paragraph 9 or 10 of this Lease. In addition, Landlord shall in no event be liable for (i) injury to Tenant's business or any loss of income or profit therefrom or from consequential damages, or (ii) sums up to the amount of insurance proceeds received by Tenant. The foregoing indemnity by Landlord shall not be applicable to claims to the extent arising from the negligence or willful misconduct of Tenant or Tenant's Parties. The foregoing indemnity by Landlord shall survive the expiration or earlier termination of this Lease.

9. WAIVER OF SUBROGATION

To the extent permitted by law and without affecting the coverage provided by insurance to be maintained hereunder or any other rights or remedies, Landlord and Tenant each waive any right to recover against the other for: (a) damages for injury to or death of persons; (b) damages to property, including personal property; (c) damages to the Premises or any part thereof; and (d) claims arising by reason of the foregoing due to hazards covered by insurance maintained or required to be maintained pursuant to this Lease to the extent of proceeds recovered therefrom, or proceeds which would have been recoverable therefrom in the case of the failure of any party to maintain any insurance coverage required to be maintained by such party pursuant to this Lease. This provision is intended to waive fully, any rights and/or claims arising by reason of the foregoing, but only to the extent that any of the foregoing damages and/or claims referred to above are covered or would be covered, and only to the extent of such coverage, by insurance actually carried or required to be maintained pursuant to this Lease by either Landlord or Tenant. This provision is also intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation on any insurance carrier. Subject to all qualifications of this Paragraph 9, Landlord waives its rights as specified in this Paragraph 9 with respect to any subtenant that it has approved pursuant to Paragraph 21 but only in exchange for the written waiver of such rights to be given by such subtenant to Landlord upon such subtenant taking possession of the Premises or a portion thereof. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy.

10. LANDLORD'S REPAIRS AND MAINTENANCE

Landlord, at its sole cost and expense and not as an Operating Expense, shall maintain in good repair, reasonable wear and tear excepted, the structural soundness of the roof, foundations, and exterior walls of the Building and the common areas. The term "exterior walls" as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries; provided, however that Tenant shall in no event be liable for damage to exterior walls to the extent caused by structural defects of the Building. Any damage caused by or repairs necessitated by any negligence or act of Tenant or Tenant's Parties may be repaired by Landlord at Landlord's option and Tenant's expense. Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building for which Landlord is responsible, after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair same. Landlord's liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project or to fixtures, appurtenances or equipment in the Building, except as provided in Paragraph 24 or as expressly provided in this Paragraph 10. In the event that Tenant's Permitted Use of the Premises is materially and adversely impaired as a result in defects in design or construction, Tenant's Rent shall abate but only to the extent Landlord receives rental abatement insurance proceeds. By taking possession of the Premises, Tenant accepts them "as is," as being in good order, condition and repair and the condition in which Landlord is obligated to deliver them and suitable for the Permitted Use and Tenant's intended operations in the Premises, whether or not any notice of acceptance is given.

11. TENANT'S REPAIRS AND MAINTENANCE

Tenant shall at all times during the Term at Tenant's expense maintain all parts of the Premises and such portions of the Building as are within the exclusive control of Tenant in a first-class, good, clean and secure condition and promptly make all necessary repairs and replacements, as determined by Landlord, with materials and workmanship of the same or similar character, kind and as high a quality as the original, each as reasonably acceptable to Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall, at its expense, promptly repair any damage to the Premises or the Building or Project resulting from or caused by any negligence or act of Tenant or Tenant's Parties.

12. ALTERATIONS

A. Tenant shall not make, or allow to be made, any alterations, physical additions, improvements or partitions, including without limitation the attachment of any fixtures or equipment, in, about or to the Premises ("Alterations") without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed Alterations which: (a) comply with all applicable Regulations; (b) are, in Landlord's reasonable opinion, compatible with the Building or the Project and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems, and will not cause the Building or Project or such systems to be required to be modified to comply with any Regulations (including, without limitation, the Americans With Disabilities Act); and (c) will not interfere with the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees. The initial Tenant Improvements as defined in Exhibit C hereto shall not be considered an "Alteration," as that term is defined above. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed Alterations, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work, and may impose rules and regulations for contractors and subcontractors performing such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord's consideration of a request for approval hereunder. Notwithstanding the foregoing, Tenant shall have the right, without consent of, but upon at least ten (10) business days' prior written notice (as provided under Paragraph 12.B below) to, Landlord, to make non-structural, cosmetic Alterations within the interior of the Premises (and which are not visible from the outside of the Premises), which do not impair the value of the Building, and which cost, in the aggregate, less than Twenty Five Thousand Dollars ($25,000.00) in any twelve (12) month period during the Term of this Lease, provided that such Alterations shall nevertheless be subject to all of the remaining requirements of this Paragraph 12, including without limitation, subparagraphs (a) through (c) above and payment of the administration fee referred to in this Paragraph 12.A, other than the requirement of Landlord's prior consent. In addition unless Landlord elects in accordance with this Paragraph 12.A to have Landlord's contractor perform the proposed Alterations, all Alterations shall be performed by duly licensed contractors or subcontractors reasonably acceptable to Landlord, proof of insurance shall be submitted to Landlord as required under Paragraph 8.B above, and Landlord reserves the right to impose reasonable rules and regulations for contractors and subcontractors. Tenant shall, if requested by Landlord, promptly furnish Landlord with complete as-built plans and specifications for any Alterations performed by Tenant to the Premises, at Tenant's sole cost and expense.

B. Tenant shall cause all Alterations to be accomplished in a first-class, good and workmanlike manner, and to comply with all applicable Regulations and Paragraph 27 hereof. Tenant shall at Tenant's sole expense, perform any additional work required under applicable Regulations due to the Alterations hereunder. No review or consent by Landlord of or to any proposed Alteration or additional work shall constitute a waiver of Tenant's obligations under this Paragraph 12, nor constitute any warranty or representation that the same complies with all applicable Regulations, for which Tenant shall at all times be solely responsible. Tenant shall reimburse Landlord for all reasonable costs which Landlord may incur in connection with granting approval to Tenant for any such Alterations, including any reasonable costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications, and shall pay Landlord an administration fee of ~~fifteen~~ ten percent ~~(15%)~~(10%) of the cost of the Alterations as Additional Rent hereunder. All such Alterations shall remain the property of Tenant until the expiration or earlier termination of this Lease, at which time they shall be and become the property of Landlord; provided, however, that Landlord may, at Landlord's option, require that Tenant, at Tenant's expense, remove any or all Alterations made by Tenant and restore the Premises by the expiration or earlier termination of this Lease, to their condition existing prior to the construction of any such Alterations. All such removals and restoration shall be accomplished in a first-class and good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to remove such Alterations or Tenant's trade fixtures or furniture or other personal property, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant's sole expense. Notwithstanding the foregoing, Tenant shall not be liable for the removal of the initial Tenant Improvements upon the expiration or earlier termination of this Lease. In addition to and wholly apart from Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal property, on the value of Alterations within the Premises, and on Tenant's interest pursuant to this Lease, or any increase in any of the foregoing based on such Alterations. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

C. In compliance with Paragraph 27 hereof, at least ten (10) business days before beginning construction of any Alteration, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of non- responsibility. Upon substantial completion of construction, if the law so provides, Tenant shall cause a timely notice of completion to be recorded in the office of the recorder of the county in which the Building is located. Within thirty (30) days following substantial completion of any Alteration, Tenant shall deliver two (2) complete sets of as-built drawings certified by Tenant and Tenant's contractor as being true and correct, which certification shall survive the expiration or termination of this Lease.

D. Notwithstanding anything to the contrary contained in Paragraph 12.A, at the time Landlord gives its consent for any Alterations, Tenant shall also be notified whether or not Landlord will require that such Alterations be removed upon the expiration or earlier termination of this Lease. If Landlord fails to so notify Tenant, it shall be assumed that Landlord will require their removal.

13. SIGNS

Tenant shall not place, install, affix, paint or maintain any signs, notices, graphics or banners whatsoever or any window decor which is visible in or from public view or corridors, the common areas or the exterior of the Premises or the Building, in or on any exterior window or window fronting upon any common areas or service area without Landlord's prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion; provided that Tenant's name shall be included in any Building- standard door and directory signage, if any, in accordance with Landlord's Building signage program, including without limitation, payment by Tenant of any fee charged by Landlord for maintaining such signage, which fee shall constitute Additional Rent hereunder. Any installation of signs, notices, graphics or banners on or about the Premises or Project approved by Landlord shall be subject to any Regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs or graphics by the expiration or any earlier termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury to or defacement of the Premises, Building or Project and any other improvements contained therein, and Tenant shall repair any injury or defacement including without limitation discoloration caused by such installation or removal.

14. INSPECTION/POSTING NOTICES

After reasonable notice, except in emergencies where no such notice shall be required, Landlord and Landlord's agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs, improvements or alterations to the Premises, Building or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord's interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrancers or to others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant's business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant's vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. At any time within six (6) months prior to the expiration of the Term or following any earlier termination of this Lease or agreement to terminate this Lease, Landlord shall have the right to erect on the Premises, Building and/or Project a suitable sign indicating that the Premises are available for lease.

15. SERVICES AND UTILITIES

A. Provided Tenant shall not be in default hereunder, and subject to the provisions elsewhere herein contained and to the rules and regulations of the Building, Landlord shall furnish to the Premises during generally recognized business days (currently defined as 8 a.m. to 6 p.m.), to be determined by Landlord (but exclusive, in any event, of Saturdays, Sundays and legal holidays), water for lavatory and drinking purposes and electricity, heat and air conditioning as usually furnished or supplied for use of the Premises for reasonable and normal office use as of the date Tenant takes possession of the Premises as determined by Landlord (but not including above-standard or continuous cooling for excessive heat-generating machines, excess lighting or equipment), janitorial services during the times and in the manner that such services are, in Landlord's judgment, customarily furnished in comparable office buildings in the immediate market area, and elevator service, which shall mean service either by nonattended automatic elevators or elevators with attendants, or both, at the option of Landlord. Upon Landlord's receipt of written request by Tenant, Landlord shall make available additional or after-hours electricity, heating or air conditioning to Tenant, and Tenant shall pay upon demand to Landlord a reasonable charge for such services as determined by Landlord and any other extraordinary operating costs that result from Tenant's use of the Premises. Tenant agrees to keep and cause to be kept closed all window covering when necessary because of the sun's position, and Tenant also agrees at all times to cooperate fully with Landlord and to abide by all of the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of electrical, heating, ventilating and air conditioning systems. Wherever heat- generating machines, excess lighting or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

Tenant shall not without written consent of Landlord use any apparatus, equipment or device in the Premises, including without limitation, computers, electronic data processing machines, copying machines, and other machines, using excess lighting or using electric current, water, or any other resource in excess of or which will in any way increase the amount of electricity, water, or any other resource being furnished or supplied for the use of the Premises for reasonable and normal office use, in each case as of the date Tenant takes possession of the Premises and as determined by Landlord, or which will require additions or alterations to or interfere with the Building power distribution systems; nor connect with electric current, except through existing electrical outlets in the Premises or water pipes, any apparatus, equipment or device for the purpose of using electrical current, water, or any other resource. If Tenant shall require water or electric current or any other resource in excess of that being furnished or supplied for the use of the Premises as of the date Tenant takes possession of the Premises as determined by Landlord, Tenant shall first procure the written consent of Landlord which Landlord may refuse, to the use thereof, and Landlord may cause a special meter to be installed in the Premises so as to measure the amount of water, electric current or other resource consumed for any such other use. Tenant shall pay directly to Landlord upon demand as an addition to and separate from payment of Operating Expenses the cost of all such additional resources, energy, utility service and meters (and of installation, maintenance and repair thereof and of any additional circuits or other equipment necessary to furnish such additional resources, energy, utility or service). Landlord may add to the separate or metered charge a recovery of additional expense incurred in keeping account of the excess water, electric current or other resource so consumed. Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services, or any change in the character or means of supplying or providing any such utilities or services or any supplier thereof; (b) (1) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or any other reason whatsoever, or (2) because of any interruption of service due to Tenant's use of water, electric current or other resource in excess of that being supplied or furnished for the use of the Premises as of the date Tenant takes possession of the Premises; (c) the inadequacy, limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project, whether by Regulation or otherwise; or (d) the partial or total unavailability of any such utilities or services to the Premises or the Building, whether by Regulation or otherwise; nor shall any such occurrence constitute an actual or constructive eviction of Tenant. Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, all or part of the Premises (the "Affected Area") as a result of a Essential Services Interruption Event, as defined below, if this Essential Services Interruption Event continues for three (3) consecutive business days after Landlord's receipt of notice from Tenant of the Essential Services Interruption Event (the "Eligibility Period"), the Rent payable under this Lease shall be abated after the expiration of the Eligibility Period for such time that Tenant continues to be prevented from using, and does not use, the Affected Area in the proportion that the rentable area of the Affected Area bears to the total rentable area of the Premises, but only to the extent Landlord actually receives insurance proceeds. If, however, Tenant reoccupies any portion of the Premises during this period, the Rent allocable to this reoccupied portion (based on the proportion that the rentable area of the reoccupied portion of the Premises bears to the total rentable area of the Premises) shall be payable by Tenant from the date on which Tenant reoccupies this portion of the Premises. An "Essential Services Interruption Event" shall mean the failure of or interruption in essential services required to be supplied by Landlord to the Premises during ordinary business hours of generally recognized business days which occurs solely as a result of an event described in clause (a), (b), (c) or (d) above. In the event of a stoppage or interruption of services, Landlord shall diligently attempt to resume such services as promptly as practicable. Landlord shall further have no obligation to protect or preserve any apparatus, equipment or device installed by Tenant in the Premises, including without limitation by providing additional or after-hours heating or air conditioning. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program. In addition, Landlord reserves the right to change the supplier or provider of any such utility or service from time to time, provided that Landlord uses commercially reasonable efforts to avoid an interruption of services to Tenant. Tenant shall have no right to contract with or otherwise obtain any electrical or other such service for or with respect to the Premises or Tenant's operations therein from any supplier or provider of any such service. Tenant shall cooperate with Landlord and any supplier or provider of such services designated by Landlord from time to time to facilitate the delivery of such services to Tenant at the Premises and to the Building and Project, including without limitation allowing Landlord and Landlord's suppliers or providers, and their respective agents and contractors, reasonable access to the Premises for the purpose of installing, maintaining, repairing, replacing or upgrading such service or any equipment or machinery associated therewith.

B. Tenant shall pay, upon demand, for all utilities furnished to the Premises, or if not separately billed to or metered to Tenant, Tenant's Proportionate Share of all charges jointly serving the Project in accordance with Paragraph 7. All sums payable under this Paragraph 15 shall constitute Additional Rent hereunder.

16. SUBORDINATION

Except as otherwise provided herein, without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be and is hereby declared to be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Project are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon the Building, the Project and/or the land upon which the Premises or the Project are situated, or said ground leases or underlying leases, or Landlord's interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord provided that Tenant shall not be disturbed in its possession under this Lease by such successor in interest so long as Tenant is not in default under this Lease beyond any applicable cure period. Within ten (10) days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant's attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust, subject to such nondisturbance requirement. If requested in writing by Tenant, Landlord shall use commercially reasonable efforts to obtain a subordination, nondisturbance and attornment agreement for the benefit of Tenant reflecting the foregoing from any ground landlord, mortgagee or beneficiary, at Tenant's expense, subject to such other terms and conditions as the ground landlord, mortgagee or beneficiary may require. Notwithstanding the foregoing, in the event this Lease or the leasehold estate created hereunder is or becomes subject to the prior rights of any mortgagee or ground lessor, then Landlord shall secure from such mortgagee or ground lessor on their form an agreement in writing whereby Tenant, so long as Tenant is not in default hereunder beyond any applicable cure period, may remain in possession of the Premises pursuant to the terms hereof and without any diminution of Tenant's rights should Landlord become in default with respect to such mortgage or ground lease or should the Premises become the subject of any action to foreclose any mortgage or to dispossess Landlord. Such agreement would provide, among other things, that the new owner following any foreclosure, sale or conveyance shall not be (i) liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership; (ii) subject to any offsets or defenses which Tenant might have against any prior landlord; (iii) bound by prepayment of more than one (1) month's Rent; or (iv) liable to Tenant for any security deposit not actually received by such new owner. Each ground landlord, mortgagee, or beneficiary under a deed of trust shall be an express third party beneficiary of the provisions of this Paragraph 16 and any other provisions of this Lease that are for the benefit of such party.

17. FINANCIAL STATEMENTS

At the request of Landlord from time to time and not more often than one time in any twelve (12) month period, Tenant shall provide to Landlord Tenant's and any guarantor's current financial statements or other information discussing financial worth of Tenant and any guarantor, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Project. Tenant's publicly available financial information shall satisfy the above requirements unless Landlord has reasonable belief that Tenant's financial condition or credit rating have declined to a level which is unacceptable to Landlord. Landlord shall not in any manner disclose, provide or make available any information revealed by Tenant's private financial information to any person or entity without Tenant's prior written consent.

18. ESTOPPEL CERTIFICATE

Tenant agrees from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, that there are no current defaults by Landlord or Tenant under this Lease (or specifying any such defaults), that the leasehold estate granted by this Lease is the sole interest of Tenant in the Premises and/or the land at which the Premises are situated, and such other matters pertaining to this Lease as may be reasonably requested by Landlord or any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or Project or any interest therein. Tenant agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period, Landlord may execute and deliver such certificate on Tenant's behalf and that such certificate shall be binding on Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or Project or any interest therein. The parties agree that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of this Lease, and shall be an event of default (without any cure period that might be provided under Paragraph 26.A(3) of this Lease) if Tenant fails to fully comply or makes any material misstatement in any such certificate. Landlord agrees from time to time, within ten (10) days after request of Tenant, to deliver to Tenant, or Tenant's designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, and that, to the best of Landlord's actual knowledge, there are no current defaults by Tenant under this Lease (or specifying any such defaults).

19. SECURITY DEPOSIT

Subject to Paragraph 39.H below, Tenant agrees to deposit with Landlord upon execution of this Lease, a security deposit as stated in the Basic Lease Information (the "Security Deposit"), which sum shall be held and owned by Landlord, without obligation to pay interest, as security for the performance of Tenant's covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant's default. Upon the occurrence of any event of default by Tenant, Landlord may from time to time, without prejudice to any other remedy provided herein or by law, use such fund as a credit to the extent necessary to credit against any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant's obligations under this Lease have been fulfilled, reduced by such amounts as may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent or other obligations of Tenant under this Lease, to repair damage to the Premises, Building or Project caused by Tenant or any Tenant's Parties and to clean the Premises. Landlord may use and commingle the Security Deposit with other funds of Landlord.

20. LIMITATION OF TENANT'S REMEDIES

The obligations and liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of Landlord or of the individual or other partners of Landlord or its or their partners, directors, officers, or shareholders, and Tenant agrees to look solely to Landlord's interest in the Project for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the individual or other partners of Landlord or its or their partners, directors, officers or shareholders. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project. Under no circumstances shall Tenant have the right to offset against or recoup Rent or other payments due and to become due to Landlord hereunder except as expressly provided in this Lease, which Rent and other payments shall be absolutely due and payable hereunder in accordance with the terms hereof.

21. ASSIGNMENT AND SUBLETTING

A. (1) General. This Lease has been negotiated to be and is granted as an accommodation to Tenant. Accordingly, this Lease is personal to Tenant and any Permitted Transferee, and Tenant's rights granted hereunder do not include the right to assign this Lease or sublease the Premises, or to receive any excess, either in installments or lump sum, over the Rent which is expressly reserved by Landlord as hereinafter provided, except as otherwise expressly hereinafter provided. Tenant shall not assign or pledge this Lease or sublet the Premises or any part thereof, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant, or suffer or permit any such assignment, pledge, subleasing or occupancy, without Landlord's prior written consent except as provided herein. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice (the "Transfer Notice") at least thirty (30) days prior to the anticipated effective date of the proposed assignment or sublease, which shall contain all of the information reasonably requested by Landlord to address Landlord's decision criteria specified hereinafter. Landlord shall then have a period of ten (10) business days following receipt of the Transfer Notice to notify Tenant in writing that Landlord elects either: (i) to terminate this Lease as to the space so affected as of the date so requested by Tenant; or (ii) to consent to the proposed assignment or sublease, subject, however, to Landlord's prior written consent of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease. If Landlord should fail to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived option (i) above, but written consent by Landlord of the proposed assignee or subtenant shall still be required. If Landlord does not exercise option (i) above, Landlord's consent to a proposed assignment or sublease shall not be unreasonably withheld. Consent to any assignment or subletting shall not constitute consent to any subsequent transaction to which this Paragraph 21 applies. Landlord hereby waives its right to recapture the Premises or a portion thereof pursuant to clause (i) above only with respect to the first (1st) request by Tenant (a "Tenant Transfer Request") to sublease all or a portion of the Premises or assign this Lease during the Term or any extension thereto and only if the proposed sublease or assignment is for a term which is equal to less than 50% of the remaining Term of this Lease or any extension thereto, if such extension option has already been exercised by Tenant in accordance with the terms of this Lease. In the event that a Tenant Transfer Request pertains only to a portion of the Premises, Landlord's waiver of its recapture right shall continue to be in effect as provided above for the remaining portions of the Premises; provided however, that once a Tenant Transfer Request is submitted to Landlord for a portion of the Premises, Landlord shall no longer be deemed to waive its right to recapture with respect to such portion of the Premises.

  Conditions of Landlord's Consent. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord's consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord's consent in the following instances: if the proposed assignee does not agree to be bound by and assume the obligations of Tenant under this Lease in form and substance satisfactory to Landlord; the use of the Premises by such proposed assignee or subtenant would not be a Permitted Use or would violate any exclusivity or other arrangement which Landlord has with any other tenant or occupant or any Regulation or would increase the Occupancy Density or Parking Density of the Building or Project, or would otherwise result in an undesirable tenant mix for the Project as reasonably determined by Landlord; the proposed assignee or subtenant is not of sound financial condition as determined by Landlord in Landlord's reasonable discretion; the proposed assignee or subtenant is a governmental agency; the proposed assignee or subtenant does not have a good reputation as a tenant of property or a good business reputation; the proposed assignee or subtenant is a person with whom Landlord is negotiating to lease space in the Building; the proposed assignee or subtenant is a present tenant of the Project and Landlord has space available or will have space available in the Building or Project which space satisfies the material requirements of such present tenant with respect to its needs for additional space, including the approximate square footage, the approximately timing of the leasehold estate and the nature of the existing improvements or the ability to construct such improvements; the assignment or subletting would entail any Alterations which would lessen the value of the leasehold improvements in the Premises or use of any Hazardous Materials or other noxious use or use which may disturb other tenants of the Project; or Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease beyond any applicable cure period on three (3) or more occasions during ~~any~~ the twelve (12) months preceding the date that Tenant shall request consent. Failure by or refusal of Landlord to consent to a proposed assignee or subtenant shall not cause a termination of this Lease. Upon a termination under Paragraph 21.A.(1)(i), Landlord may lease the Premises to any party, including parties with whom Tenant has negotiated an assignment or sublease, without incurring any liability to Tenant. At the option of Landlord, a surrender and termination of this Lease shall operate as an assignment to Landlord of some or all subleases or subtenancies. Landlord shall exercise this option by giving notice of that assignment to such subtenants on or before the effective date of the surrender and termination. In connection with each request for assignment or subletting, Tenant shall pay to Landlord Landlord's standard fee for approving such requests, as well as all costs incurred by Landlord or any mortgagee or ground lessor in approving each such request and effecting any such transfer, including, without limitation, reasonable attorneys' fees.

  Permitted Transfers. An "Affiliate" means any entity that (i) controls, is controlled by, or is under common control with Tenant, (ii) results from the transfer of all or substantially all of Tenant's assets or stock, or (iii) results from the merger or consolidation of Tenant with another entity. "Control" means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity's affairs. Notwithstanding anything to the contrary contained in this Lease, Landlord's consent is not required for and Landlord's recapture rights shall not apply to any assignment of this Lease or sublease of all or a portion of the Premises to an Affiliate so long as the following conditions are met: (a) at least ten (10) business days before any such assignment or sublease, Landlord receives written notice of such assignment or sublease (as well as any documents or information reasonably requested by Landlord regarding the proposed intended transfer and the transferee), unless such disclosure is prohibited by applicable law, in which event Tenant shall provide notice and such other documents as soon as is reasonably practicable and to the extent and in accordance with applicable laws; (b) Tenant is not then and has not been in default under this Lease; (c) if the transfer is an assignment or any other transfer to an Affiliate other than a sublease, the intended assignee assumes in writing all of Tenant's obligations under this Lease relating to the Premises in form satisfactory to Landlord or, if the transfer is a sublease, the intended sublessee accepts the sublease in form satisfactory to Landlord; (d) the intended transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied, at least equal to Fifty Million Dollars ($50,000,000.00); (e) the Premises shall continue to be operated solely for the use specified in the Basic Lease Information; and (f) Tenant shall pay to Landlord Landlord's standard fee for approving assignments and subleases (which fee shall not exceed one thousand dollars ($1,000.00)) and all costs reasonably incurred by Landlord or any mortgagee or ground lessor for such assignment or subletting, including, without limitation, reasonable attorneys' fees. No transfer to an Affiliate in accordance with this subparagraph shall relieve Tenant named herein of any obligation under this Lease or alter the primary liability of Tenant named herein for the payment of Rent or for the performance of any other obligation to be performed by Tenant, including the obligations contained in Paragraph 25 with respect to any Affiliate. Each such transfer to an Affiliate shall be a "Permitted Transfer" and the transferee of each Permitted Transfer shall be a "Permitted Transferee."

B. Bonus Rent. Any Rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder, after amortization of a reasonable brokerage commission ~~incurred by Tenant~~ and reasonable attorneys' fees and improvement costs incurred by Tenant solely in connection with such sublease or assignment (and except to the extent paid for or reimbursed by Landlord), shall be divided and paid, ten percent (10%) to Tenant, ninety percent (90%) to Landlord, except in connection with a Permitted Transfer. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain ~~the maximum rental amount available in the marketplace~~ a sublease reflecting fair market rent for comparable space ~~available for primary leasing.~~(including, but not limited to, sublease space) available for leasing in the geographical area in which the Building is located.

C. Corporation. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings) resulting in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease. Notwithstanding anything to the contrary in this Lease, the transfer of outstanding capital stock or other listed equity interests, or the purchase of outstanding capital stock or other listed equity interests, or the purchase of equity interests issued in an initial public offering of stock through the "over-the-counter" market or any recognized national or international securities exchange shall not be included in determining whether control has been transferred.

D. Unincorporated Entity. If Tenant is a partnership, joint venture, unincorporated limited liability company or other unincorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or of the underlying beneficial interests of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease.

E. Liability. No assignment or subletting by Tenant, permitted or otherwise, shall relieve Tenant of any obligation under this Lease or any guarantor of this Lease of any liability under its guaranty or alter the primary liability of the Tenant named herein for the payment of Rent or for the performance of any other obligations to be performed by Tenant, including obligations contained in Paragraph 25 with respect to any assignee or subtenant. Landlord may collect rent or other amounts or any portion thereof from any assignee, subtenant, or other occupant of the Premises, permitted or otherwise, and apply the net rent collected to the Rent payable hereunder, but no such collection shall be deemed to be a waiver of this Paragraph 21, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of the obligations of Tenant under this Lease or any guarantor of this Lease of any liability under its guaranty. Any assignment or subletting which conflicts with the provisions hereof shall be void.

22. AUTHORITY

Landlord, and the person or persons, if any, signing on behalf of Landlord, jointly and severally, represent and warrant that Landlord has full right and authority to enter into this Lease and to perform all of Landlord's obligations hereunder and that all persons signing this Lease on its behalf are authorized to do. Tenant and the person or persons, if any, signing on behalf of Tenant, jointly and severally represent and warrant that Tenant has full right and authority to enter into this Lease, and to perform all of Tenant's obligations hereunder, and that all persons signing this Lease on its behalf are authorized to do so.

23. CONDEMNATION

A. Condemnation Resulting in Termination. If the whole or any substantial part of the Premises should be taken or condemned for any public use under any Regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, either party shall have the right to terminate this Lease at its option. If any material portion of the Building or Project is taken or condemned for any public use under any Regulation, or by right of eminent domain, or by private purchase in lieu thereof, Landlord may terminate this Lease at its option. In either of such events, the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

B. Condemnation Not Resulting in Termination. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under any Regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking prevents or materially interferes with the Permitted Use of the Premises, and this Lease is not terminated as provided in Paragraph 23.A. above, the Rent payable hereunder during the unexpired portion of this Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances, but only after giving Landlord credit for all sums received or to be received by Tenant by the condemning authority. Notwithstanding anything to the contrary contained in this Paragraph, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the Term, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the Term.

C. Award. Landlord shall be entitled to (and Tenant shall assign to Landlord) any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for any sums paid by virtue of such proceedings, whether or not attributable to the value of any unexpired portion of this Lease, except as expressly provided in this Lease. Notwithstanding the foregoing, any compensation specifically and separately awarded Tenant for Tenant's personal property and moving costs, shall be and remain the property of Tenant.

D. Waiver of CCP 1265.130. Each party waives the provisions of California Civil Code Procedure Section 1265.130 allowing either party to petition the superior court to terminate this Lease as a result of a partial taking.

24. CASUALTY DAMAGE

A. General. If the Premises or Building should be damaged or destroyed by fire, tornado, or other casualty (collectively, "Casualty"), Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord's receipt of such notice, Landlord shall notify Tenant whether in Landlord's estimation material restoration of the Premises can reasonably be made within one hundred eighty (180) days from the date of Landlord's written response to such notice. Landlord's determination shall be binding on Tenant.

B. Within 180 Days. If the Premises or Building should be damaged by Casualty to such extent that material restoration can in Landlord's estimation be reasonably completed within one hundred eighty (180) days from the date of Landlord's written response to the notice of damage, this Lease shall not terminate. Provided that insurance proceeds are received by Landlord to fully repair the damage, Landlord shall proceed to rebuild and repair the Premises diligently and in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed on or about the Premises or paid for by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

C. Greater than 180 Days. If the Premises or Building should be damaged by Casualty to such extent that rebuilding or repairs cannot in Landlord's estimation be reasonably completed within one hundred eighty (180) days from the date of Landlord's written response to the notice of damage, then Landlord shall have the option of either: (1) terminating this Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of this Lease; or (2) electing to rebuild or repair the Premises diligently and in the manner determined by Landlord. Landlord shall notify Tenant of its election within thirty (30) days after Landlord's receipt of notice of the damage or destruction. Notwithstanding the above, Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed, on or about the Premises or paid for by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

D. Greater than 270 Days. If the Premises or Building should be damaged by Casualty to such extent that rebuilding or repairs cannot in Landlord's estimation be reasonably completed within two hundred seventy (270) days from the date of Landlord's written response to the notice of damage, and such damage materially and adversely interferes with the conduct of Tenant's business in the Premises, then either party shall have the right to cancel this Lease by giving the other party written notice within ten (10) days from the date of Landlord's notice that material restoration of the Premises cannot be made within such two hundred seventy (270) day period or notice that Landlord has elected not to rebuild or repair the Premises. Said cancellation shall be effective thirty (30) days from the first day that either party gives its notice to cancel. If neither party elects to so cancel this Lease, Landlord shall proceed to rebuild and repair the Premises diligently and in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

E. Greater than 360 Days. If Landlord and Tenant have not elected to terminate this Lease as provided above, and the Premises or Building has been damaged by Casualty to such extent that rebuilding or repairs have not been completed by Landlord within three hundred sixty (360) days from the date of Landlord's written response to the notice of damage, and such damage materially and adversely interferes with the conduct of Tenant's business in the Premises, then either party shall have the right to cancel this Lease by giving the other party written notice within ten (10) days from the date of Landlord's notice that material restoration of the Premises cannot be made within such three hundred sixty (360) day period or notice that Landlord has elected not to rebuild or repair the Premises. Said cancellation shall be effective thirty (30) days from the first day that either party gives its notice to cancel. If neither party elects to so cancel this Lease, Landlord shall proceed to rebuild and repair the Premises diligently and in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

F. Tenant's Fault. Notwithstanding anything herein to the contrary, if the Premises or any other portion of the Building are damaged by Casualty resulting from the fault, negligence, or breach of this Lease by Tenant or any of Tenant's Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

G. Insurance Proceeds. Notwithstanding anything herein to the contrary, if the Premises or Building are damaged or destroyed and are not fully covered by the insurance proceeds received by Landlord or if the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon this Lease shall terminate.

H. Waiver. This Paragraph 24 shall be Tenant's sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. As a material inducement to Landlord entering into this Lease, Tenant hereby waives any rights it may have under Sections 1932, 1933(4), 1941 or 1942 of the Civil Code of California with respect to any destruction of the Premises, Landlord's obligation for tenantability of the Premises and Tenant's right to make repairs and deduct the expenses of such repairs, or under any similar law, statute or ordinance now or hereafter in effect.

I. Tenant's Personal Property. In the event of any damage or destruction of the Premises or the Building, under no circumstances shall Landlord be required to repair any injury or damage to, or make any repairs to or replacements of, Tenant's personal property.

25. HOLDING OVER

Unless Landlord expressly consents in writing to Tenant's holding over, Tenant shall be unlawfully and illegally in possession of the Premises, whether or not Landlord accepts any rent from Tenant or any other person while Tenant remains in possession of the Premises without Landlord's written consent. If Tenant shall retain possession of the Premises or any portion thereof without Landlord's consent following the expiration of this Lease or sooner termination for any reason, then Tenant shall pay to Landlord for each day of such retention the amount of any damages suffered by Landlord due to Tenant's holding over, plus the greater of the following: (i) one-hundred fifty percent (150%) of the amount of daily rental plus Operating Expenses as of the last month prior to the date of expiration or earlier termination, or (ii) the fair rental value of the Premises as reasonably determined by Landlord. Tenant shall also indemnify, defend, protect and hold Landlord harmless from any loss, liability or cost, including consequential and incidental damages and reasonable attorneys' fees, incurred by Landlord resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by the succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or earlier termination of this Lease, or following demand by Landlord for possession of the Premises, shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 25 shall waive Landlord's right of reentry or any other right. Additionally, if upon expiration or earlier termination of this Lease, or following demand by Landlord for possession of the Premises, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant's sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Paragraph 25 shall apply. The provisions of this Paragraph 25 shall survive any expiration or earlier termination of this Lease.

26. DEFAULT

A. Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(1) Abandonment. Abandonment of the Premises for a continuous period in excess of five (5) days. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 26.A. being deemed such notice to Tenant as required by said Section 1951.3.

(2) Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder upon the date when said payment is due, such failure continuing for three (3) days after written notice of such failure, as to which time is of the essence, provided that Landlord shall not be required to provide such notice more than once during the twelve (12) month period commencing with the date of such notice. The second failure to pay any such amount within three (3) days after said payment is due during such 12-month period shall be an event of default hereunder without notice. Such notice shall replace rather than supplement any statutory notice required under Code of Civil Procedure Section 1161 or any similar or successor statute.

(3) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subparagraphs (1) and (2) of this Paragraph 26.A., such failure continuing for thirty (30) days after written notice of such failure, as to which time is of the essence. Notwithstanding anything to the contrary contained in this Lease, the following shall constitute an event of default under this Paragraph 26.A.(3) without any such notice or lapse of time: (i) failure to provide an estoppel certificate when and as required under Paragraph 18 hereof; (ii) failure to maintain insurance required under Paragraph 8 hereof; (iii) failure to vacate the Premises upon the expiration or earlier termination of this Lease; (iv)  failure to immediately alleviate any nuisance described in Paragraph 4.B hereof, and (v) any other matter provided for in another subparagraph of this Paragraph 26.A or for which another time limit is provided elsewhere in this Lease, including without limitation, under Exhibit C to this Lease.

(4) General Assignment. A general assignment by Tenant for the benefit of creditors.

(5) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. If under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease.

(6) Receivership. The employment of a receiver to take possession of substantially all of Tenant's assets or Tenant's leasehold of the Premises, if such appointment remains undismissed or undischarged for a period of fifteen (15) days after the order therefor.

(7) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or Tenant's leasehold of the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of fifteen (15) days after the levy thereof.

(8) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due.

B. Remedies Upon Default.

(1) Termination. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant's right to possession shall terminate, and this Lease shall terminate unless on or before such date all Rent in arrears and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, including any subtenant or subtenants notwithstanding Landlord's consent to any sublease, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by any reason of Tenant's default or of such termination. Landlord hereby reserves the right, but shall not have the obligation, to recognize the continued possession of any subtenant. The delivery or surrender to Landlord by or on behalf of Tenant of keys, entry codes, or other means to bypass security at the Premises shall not terminate this Lease.

(2) Continuation After Default. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under Paragraph 26.B.(1) hereof. Landlord shall have the remedy described in California Civil Code Section 1951.4 ("Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations"), or any successor code section. Accordingly, if Landlord does not elect to terminate this Lease on account of any event of default by Tenant, Landlord may enforce all of Landlord's rights and remedies under this Lease, including the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver under application of Landlord to protect Landlord's interest under this Lease or other entry by Landlord upon the Premises shall not constitute an election to terminate Tenant's right to possession.

(3) Increased Security Deposit. If Tenant is in default under Paragraph 26.A.(2) hereof and such default remains uncured for ten (10) days after such occurrence or such default occurs more than three times in any twelve (12) month period, Landlord may require that Tenant increase the Security Deposit to the amount of three times the current month's Rent at the time of the most recent default.

C. Damages After Default. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 26.B.(1) hereof, Landlord shall have the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law or at equity, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent and other amounts that would have been earned after the date of termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent and other amounts for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount and court costs necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth at the time of award" as used in (1) and (2) above shall be computed at the Applicable Interest Rate (defined below). The "worth at the time of award" as used in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

D. Late Charge. In addition to its other remedies, and the right to recover all other costs and expenses incurred by Landlord as a result of any late payment by Tenant, Landlord shall have the right without notice or demand to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid and received by Landlord on or before the first day of each calendar month, an amount equal to ten percent (10%) of the delinquency for each month or portion thereof that the delinquency remains outstanding to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord's damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount stated herein represents a reasonable estimate thereof. Any waiver by Landlord of any late charges or failure to claim the same shall not constitute a waiver of other late charges or any other remedies available to Landlord.

E. Interest. Interest shall accrue on all sums not paid when due hereunder at the lesser of eighteen percent (18%) per annum or the maximum interest rate allowed by law ("Applicable Interest Rate") from the due date until paid.

F. Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.

G. Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notice required by California Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Paragraph 26 shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute.

27. LIENS

Tenant shall at all times keep the Premises and the Project free from liens arising out of or related to work or services performed, materials or supplies furnished or obligations incurred by or on behalf of Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. If Tenant shall not, within fifteen (15) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate as Additional Rent. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics' and materialmen's liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics' or materialmen's liens to permit Landlord to post and record a timely notice of non-responsibility, as Landlord may elect to proceed or as the law may from time to time provide, for which purpose, if Landlord shall so determine, Landlord may enter the Premises. Tenant shall not remove any such notice posted by Landlord without Landlord's consent, and in any event not before completion of the work which could lawfully give rise to a claim for mechanics' or materialmen's liens.

28. SUBSTITUTION

Omitted.

29. TRANSFERS BY LANDLORD

In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord's successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of "Landlord" to be performed after the passing of title to Landlord's successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord's successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform any of the obligations of "Landlord," to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

30. RIGHT OF LANDLORD TO PERFORM TENANT'S COVENANTS

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant's part to be performed hereunder, including Tenant's obligations under Paragraph 11 hereof, and such failure shall continue for fifteen (15) days after notice thereof by Landlord, in addition to the other rights and remedies of Landlord, Landlord may make any such payment and perform any such act on Tenant's part. In the case of an emergency, no prior notification by Landlord shall be required. Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant's obligations. All sums so paid by Landlord and all incidental costs incurred by Landlord and interest thereon at the Applicable Interest Rate, from the date of payment by Landlord, shall be paid to Landlord on demand as Additional Rent.

31. WAIVER

If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein, or constitute a course of dealing contrary to the expressed terms of this Lease. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord's knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord, based upon full knowledge of the circumstances.

32. NOTICES

Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to sending, mailing, or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

A. Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at Landlord's Remittance Address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

B. Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, mailed, certified or registered, postage prepaid or sent by facsimile with confirmed receipt (and with an original sent by commercial overnight courier), and in each case addressed to the party to be notified at the Notice Address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises.

C. Required Notices. Tenant shall immediately notify Landlord in writing of any notice of a violation or a potential or alleged violation of any Regulation that relates to the Premises or the Project, or of any inquiry, investigation, enforcement or other action that is instituted or threatened by any governmental or regulatory agency against Tenant or any other occupant of the Premises, or any claim that is instituted or threatened by any third party that relates to the Premises or the Project.

33. ATTORNEYS' FEES

If Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord's reasonable attorneys' fees and court costs, whether incurred without trial, at trial, appeal or review. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys' fees, to be fixed by the court, and said costs and attorneys' fees shall be a part of the judgment in said action.

34. SUCCESSORS AND ASSIGNS

This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord as provided hereunder, Tenant's assigns.

35. FORCE MAJEURE

If performance by a party of any portion of this Lease is made impossible by any prevention, delay, or stoppage caused by strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes for those items, government actions, civil commotions, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform, performance by that party for a period equal to the period of that prevention, delay, or stoppage is excused. Tenant's obligation to pay Rent, however, is not excused by this Paragraph 35.

36. SURRENDER OF PREMISES

Tenant shall, upon expiration or sooner termination of this Lease, surrender the Premises to Landlord in as good a condition as existed on the date Tenant originally took possession thereof, ordinary wear and tear excepted, provided that ordinary wear and tear shall not include repair and clean up items. Repair and clean up items shall include replacement of damaged or missing ceiling or floor tiles, window coverings or cover plates, removal of any Tenant-introduced markings, and repair of all holes and gaps, as well as the removal requirements contained in this Lease, all to the reasonable satisfaction of Landlord. Tenant shall remove all of its debris from the Project. At or before the time of surrender, Tenant shall comply with the terms of Paragraph 12.A. hereof with respect to Alterations to the Premises and all other matters addressed in such Paragraph. If the Premises are not so surrendered at the expiration or sooner termination of this Lease, the provisions of Paragraph 25 hereof shall apply. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. In the event of Tenant's failure to participate in such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

37. PARKING

So long as Tenant is occupying the Premises, Tenant and Tenant's Parties shall have the right to use up to the number of parking spaces, if any, specified in the Basic Lease Information on an unreserved, nonexclusive, first come, first served basis, for passenger-size automobiles, sports utility vehicles and pickup trucks (provided that the only requirement with respect to the size of the parking spaces in the parking areas in the Project is that such parking spaces meet code requirements) in the parking areas in the Project designated from time to time by Landlord for use in common by tenants of the Building. Tenant shall be entitled to receive reserved parking spaces only in the event that Landlord grants such parking privileges to other tenants in the Building during the Term of this Lease, and in a manner provided herein. If Landlord does grant such reserved parking spaces, Tenant shall be entitled to receive one (1) parking space for every two (2) parking spaces Landlord grants to other tenants of the Building, up to a total amount of parking spaces not to exceed fifteen (15) spaces ("Tenant's Reserved Parking Spaces") granted to Tenant. Notwithstanding anything to the contrary in this Paragraph 37, Landlord shall not allocate more than a total of fifty (50) parking spaces (the "Maximum Reserved Parking") in the eastern parking structure (the "East Parking Structure") constructed contemporaneously with the Building and located in the eastern portion of the Project and adjacent to the Building. Landlord may allocate up to fifteen (15) additional reserved parking spaces in the East Parking Structure for the existing restaurant in the Project which is currently operated by Chevy's, Inc., which additional fifteen (15) spaces shall not be included in the calculation of Maximum Reserved Parking hereunder. That portion of the Maximum Reserved Parking not allocated to Tenant shall be evenly distributed between the floors of the East Parking Structure, as reasonably determined by Landlord. In the event that Tenant exercises its option to expand provided in Paragraph 39.C of this Lease, the total number of Maximum Reserved Parking shall be decreased by one parking space for each three thousand (3,000) usable square feet leased by Tenant thereunder.

Tenant may request additional parking spaces from time to time and if Landlord in its sole discretion agrees to make such additional spaces available for use by Tenant, such spaces shall be provided on a month-to- month unreserved and nonexclusive basis (unless otherwise agreed in writing by Landlord), and subject to such parking charges as Landlord shall determine, and shall otherwise be subject to such terms and conditions as Landlord may require.

Tenant shall at all times comply and shall cause all Tenant's Parties and visitors to comply with all Regulations and any rules and regulations established from time to time by Landlord relating to parking at the Project, including any keycard, sticker or other identification or entrance system, and hours of operation, as applicable.

Landlord shall have no liability for any damage to property or other items located in the parking areas of the Project, nor for any personal injuries or death arising out of the use of parking areas in the Project by Tenant or any Tenant's Parties. Without limiting the foregoing, if Landlord arranges for the parking areas to be operated by an independent contractor not affiliated with Landlord, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. In all events, Tenant agrees to look first to its insurance carrier and to require that Tenant's Parties look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the parking areas.

Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow Tenant's Parties to park in any such assigned or reserved spaces. Tenant may validate visitor parking by such method as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Landlord also reserves the right to alter, modify, relocate or close all or any portion of the parking areas in order to make repairs or perform maintenance service, or to restripe or renovate the parking areas, or if required by casualty, condemnation, act of God, Regulations or for any other reason deemed reasonable by Landlord, provided that Tenant suffers no diminution in the number of parking spaces granted to Tenant herein.

Tenant shall pay to Landlord (or Landlord's parking contractor, if so directed in writing by Landlord), as Additional Rent hereunder, the monthly charges established from time to time by Landlord for parking in such parking areas (which shall initially be the charge specified in the Basic Lease Information, as applicable). During the Term hereof, in no event shall such monthly parking charges increase more than five percent (5%) in any twelve (12) month period. Such parking charges shall be payable in advance with Tenant's payment of Basic Rent. No deductions from the monthly parking charge shall be made for days on which the Tenant does not use any of the parking spaces entitled to be used by Tenant.

38. MISCELLANEOUS

A. General. The term "Tenant" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

B. Time. Time is of the essence regarding this Lease and all of its provisions.

C. Choice of Law. This Lease shall in all respects be governed by the laws of the State of California.

D. Entire Agreement. This Lease, together with its Exhibits, addenda and attachments and the Basic Lease Information, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its Exhibits, addenda and attachments and the Basic Lease Information.

E. Modification. This Lease may not be modified except by a written instrument signed by the parties hereto. Subject to Tenant's one-time right remeasure the Premises as set forth in Paragraph 39.I, Tenant accepts the area of the Premises as specified in the Basic Lease Information as the approximate area of the Premises for all purposes under this Lease, and acknowledges and agrees that no other definition of the area (rentable, usable or otherwise) of the Premises shall apply. Except as otherwise expressly provided herein, Tenant shall in no event be entitled to a recalculation of the square footage of the Premises, rentable, usable or otherwise, and no recalculation, if made, irrespective of its purpose, shall reduce Tenant's obligations under this Lease in any manner, including without limitation the amount of Base Rent payable by Tenant or Tenant's Proportionate Share of the Building and of the Project.

F. Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

G. Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

H. Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

I. Accord and Satisfaction. No payment by Tenant of a lesser amount than the total Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies. All offers by or on behalf of Tenant of accord and satisfaction are hereby rejected in advance.

J. Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant's consent; provided that no such grant or dedication shall materially interfere with Tenant's Permitted Use of the Premises. Upon Landlord's request, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant's covenants hereunder.

K. Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required or allowed in this Lease or requested of Landlord, Landlord's consent, determination or estimation shall be given or made solely by Landlord in Landlord's good faith opinion, whether or not objectively reasonable. If Landlord fails to respond to any request for its consent within the time period, if any, specified in this Lease, Landlord shall be deemed to have disapproved such request.

L. Exhibits. The Basic Lease Information, and the Exhibits, addenda and attachments attached hereto are hereby incorporated herein by this reference and made a part of this Lease as though fully set forth herein.

M. No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

N. No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

O. Quiet Enjoyment. Upon payment by Tenant of the Rent, and upon the observance and performance of all of the other covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to all of the other terms and conditions of this Lease. Landlord shall not be liable for any hindrance, interruption, interference or disturbance by other tenants or third persons, nor shall Tenant be released from any obligations under this Lease because of such hindrance, interruption, interference or disturbance, except as expressly set forth herein.

P. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original.

Q. Multiple Parties. If more than one person or entity is named herein as Tenant, such multiple parties shall have joint and several responsibility to comply with the terms of this Lease.

R. Prorations. Any Rent or other amounts payable to Landlord by Tenant hereunder for any fractional month shall be prorated based on a month of 30 days. As used herein, the term "fiscal year" shall mean the calendar year or such other fiscal year as Landlord may deem appropriate.

39. ADDITIONAL PROVISIONS

A. Base Rent.
Month:	Base Rent (subject to adjustment in accordance with Paragraph 39.I):
Month 1 through Month 12:	$600,750.00 per month, based upon $2.67 per rentable square foot
Month 13 through Month 24:	$612,000.00 per month, based upon $2.72 per rentable square foot
Month 25 through Month 36:	$623,250.00 per month, based upon $2.77 per rentable square foot
Month 37 through Month 48:	$634,500.00 per month, based upon $2.82 per rentable square foot
Month 49 through Month 60:	$645,750.00 per month, based upon $2.87 per rentable square foot
Month 61 through Month 72:	$659,250.00 per month, based upon $2.93 per rentable square foot
Month 73 through Month 84:	$670,500.00 per month, based upon $2.98 per rentable square foot
Month 85 through Month 96:	$684,000.00 per month, based upon $3.04 per rentable square foot
Month 97 through Month 108:	$697,500.00 per month, based upon $3.10 per rentable square foot
Month 109 through Month 120:	$711,000.00 per month, based upon $3.16 per rentable square foot
Month 121 through Month 132:	$724,500.00 per month, based upon $3.22 per rentable square foot
Month 133 through Month 144:	$738,000.00 per month, based upon $3.28 per rentable square foot

B. Option to Renew. Tenant shall, provided this Lease is in full force and effect and Tenant is not and has not been in default during the previous twenty-four (24) months under any of the terms and conditions of this Lease beyond any applicable cure period, have one option to renew this Lease for a term of five (5) years, for the Premises in "as is" condition and on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions set forth below:

(1) If Tenant elects to exercise such option, then Tenant shall provide Landlord with written notice no later than 5:00 p.m. (Pacific Standard Time) on the date which is 540 days prior to the expiration of the then current term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of this Lease.

    The Base Rent in effect at the expiration of the then current term of this Lease shall be increased to reflect the current fair market rental for comparable space in the Building or other similar buildings in the Emeryville rental market as of the date the renewal term is to commence, taking into account the specific provisions of this Lease which will remain constant, and the Building amenities, location, identity, quality, age, condition, term of lease, tenant improvements, services provided, and other pertinent items.

(3) Landlord shall advise Tenant of the new Base Rent for the Premises for the renewal term based on Landlord's determination of fair market rental value, as well as the terms and conditions for the renewal term, no later than fifteen (15) days after receipt of notice of Tenant's exercise of its option to renew.

(4) Landlord and Tenant shall negotiate in good faith to agree on the fair market rental value of the Premises and terms and conditions for each renewal term. If Tenant and Landlord are unable to agree on a mutually acceptable rental rate for any renewal term within thirty (30) days after notification by Landlord to Tenant of Landlord's determination of the new Base Rent for the applicable renewal term, but in any event no later than the date which is ninety (90) days prior to the expiration of the then current term, then on or before such date Landlord and Tenant shall each appoint a licensed real estate broker with at least ten (10) year's experience in leasing office space in the area in which the Building is located to act as arbitrators. The two (2) arbitrators so appointed shall determine the fair market rental value for the Premises for the applicable renewal term based on the above criteria and each shall submit his or her determination of such fair market rental value to Landlord and Tenant in writing, within sixty (60) days after their appointment.

If the two (2) arbitrators so appointed cannot agree on the fair market rental value for the applicable renewal term within such 60-day period, the two (2) arbitrators shall within five (5) days thereafter appoint a third arbitrator who shall be a licensed real estate broker with at least ten (10) year's experience in leasing office space in the area in which the Building is located. The third arbitrator so appointed shall independently determine the fair market rental value for the Premises for the renewal term within thirty (30) days after appointment, by selecting from the proposals submitted by each of the first two arbitrators the one that most closely approximates the third arbitrator's determination of such fair market rental value. The third arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the proposals submitted by the first two arbitrators. The proposal chosen by the third arbitrator as most closely approximating the third arbitrator's determination of the fair market rental value shall constitute the decision and award of the arbitrators and shall be final and binding on the parties.

Each party shall pay the fees and expenses of the arbitrator appointed by such party and one-half (1/2) of the fees and expenses of the third arbitrator. Notwithstanding the foregoing, in the event the Base Rent is found to be within ten percent (10%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of the arbitration process.

If either party fails to appoint an arbitrator, or if either of the first two arbitrators fails to submit his or her proposal of fair market rental value to the other party, in each case within the time periods set forth above, then the decision of the other party's arbitrator shall be considered final and binding.

In the event the third arbitrator fails to present a fair market rental value within such 30-day period, then by mutual consent of the Landlord and Tenant :

(a) the time period will be extended, or

(b) If either Landlord or Tenant do not wish to extend the time period, a fourth arbitrator shall be selected by the first two arbitrators and a new thirty (30) day period shall begin

(5) Notwithstanding anything to the contrary contained in this Paragraph, in no event shall the Base Rent for any renewal term be less than the Base Rent in effect at the expiration of the previous term. In addition, Landlord shall have no obligation to provide or pay for any tenant improvements or brokerage commissions during any renewal term.

(6) Tenant's right to exercise any option to renew under this Paragraph shall be conditioned upon Tenant or a Permitted Transferee occupying at lease seventy-five percent (75%) of the entire Premises and the same not being occupied by any assignee, subtenant or licensee other than Tenant or a Permitted Transferee at the time of exercise of the option and commencement of the renewal term. Tenant's exercise of the option to renew shall constitute a representation by Tenant (or a Permitted Transferee, if applicable) to Landlord that as of the date of exercise of the option, Tenant does not intend to seek to assign more than twenty-five percent (25%) of this Lease for substantially the remainder of the Term, or sublet more than twenty-five percent (25%) of the Premises for substantially the remainder of the Term, except to a Permitted Transferee.

    Any exercise by Tenant of the option to renew under this Paragraph shall be irrevocable. If requested by Landlord, Tenant agrees to execute a lease amendment or, at Landlord's option, a new lease agreement on Landlord's then standard lease form for the Building, reflecting the foregoing terms and conditions, prior to the commencement of the renewal term. The option to renew granted under this Paragraph is not transferable; the parties hereto acknowledge and agree that they intend that the option to renew this Lease under this Paragraph shall be "personal" to the specific Tenant named in this Lease and that in no event will any assignee or sublessee have any rights to exercise such option to renew.

  One-Time Option to Expand. Provided Tenant is not in default, and has not been in material default beyond any applicable cure period of its obligations under this Lease beyond any applicable cure period, Tenant shall have the one-time option of expanding into all of Floors 9- 12 and the remaining portion of Floor 13 not initially leased by Tenant hereunder, on the same terms and condition as set forth in this Lease. Tenant shall exercise its option by giving Landlord written notice prior to May 1, 2000. If Tenant does not exercise this one-time option to expand prior to May 1, 2000, this option shall be null and void and Landlord may enter into leases for the premises with other third parties. Notwithstanding anything to the contrary contained herein, Tenant's right to expand by exercise of the foregoing option shall be conditioned upon the following: (i) at the time of the exercise of the option to expand and at the time of the commencement of the term for the expansion premises, Tenant or a Permitted Transferee shall be in possession of and occupying at lease seventy-five percent (75%) of the Premises for the conduct of its business therein and, further, that the option to expand shall be applicable hereunder only if the expansion premises will actually be occupied by Tenant or a Permitted Transferee and (ii) the notice of exercise shall constitute a representation by Tenant to Landlord, effective as of the date of the exercise, that Tenant does not intend to assign this Lease or the lease for the expansion premises in whole or in part, or sublet all or any portion of the Premises or the expansion premises, each except with respect to a Permitted Transferee, the election to expand being for the purpose of utilizing the expansion premises for Tenant's (or a Permitted Transferee's) purposes in the conduct of Tenant's (or a Permitted Transferee's) business therein. Such expansion premises shall be leased to Tenant under the same terms and conditions contained in this Lease. If Tenant is able to and properly exercises its one- time option to expand, Landlord shall prepare an amendment to accurately reflect changes in the Premises, Monthly Base Rent, Proportionate Share, a proportionate increase in the number of parking spaces and other appropriate terms. A copy of such amendment shall be sent to Tenant within a reasonable time after exercise by Tenant and executed by Tenant and returned to Landlord.

  Right of First Opportunity. After the initial leasing of the entire Building, and provided Tenant is not, and has not been, in default of any terms and conditions of this Lease beyond any applicable cure period, Tenant shall have a one-time right of first offer to lease any available space in the Building at such time as such additional space is vacated by the prior tenant. Upon notification by Landlord in writing of the availability of space and the terms and conditions on which Landlord is willing to lease such additional space to Tenant, Tenant shall have five (5) days to notify Landlord in writing of Tenant's desire to exercise Tenant's right of first offer on the terms and conditions. In the event Tenant fails to give Landlord notice of Tenant's election to lease such additional space within such time period, Tenant shall have no further right, title or interest in such additional space other than as expressly provided herein under expansion options and this right of first offer shall terminate with respect to such space. If, on the other hand, Tenant exercises its right of first offer in the manner prescribed, Tenant shall immediately deliver to Landlord payment for the first month's rent for such additional space (in the same manner as provided for in this Lease), and the lease for such additional space shall be consummated without delay in accordance with the terms and conditions set forth in Landlord's notice Such additional space shall be leased to Tenant on an "as is" basis and Landlord shall have no obligation to improve such additional space or grant Tenant any improvement allowance thereon. Notwithstanding anything to the contrary herein contained, Tenant's right to the expansion premises shall be conditioned upon the following: (i) at the time Tenant agrees to accept the expansion premises and at the time of the commencement of the term for the expansion premises, Tenant or a Permitted Transferee shall be in possession of and occupying at lease seventy-five percent (75%) of the primary Premises for the conduct of its business therein and, provided further, that the option for additional space shall be applicable hereunder only if the expansion premises will actually be occupied by Tenant or a Permitted Transferee and (ii) the agreement of acceptance shall constitute a representation by Tenant to Landlord, effective as of the date of the agreement of acceptance and as of the date of commencement of the lease for the expansion premises, that, except with respect to a Permitted Transferee, Tenant does not intend to assign the lease for the expansion premises, in whole or in part or sublet all or any portion of the Premises, the election to expand being for the purpose of utilizing the expansion premises for Tenant's purposes in the conduct of Tenant's business therein. The Base Rent applicable to the expansion premises shall be the then current fair market rental determined by Landlord for comparable space in the Building or Project and in other similar buildings in the same rental market as of the date the expansion term is to commence, taking into account the specific provisions of this Lease which will remain constant, and the Building amenities, location, identity, quality, age, condition, term of lease, tenant improvements (or lack thereof), services provided, and other pertinent items.

  One-Time Decrease of Initial Premises. Landlord agrees that Tenant shall have the one-time option of eliminating from the Premises leased to Tenant as of the date of this Lease up to twenty two thousand four hundred sixty two (22,462) rentable square feet located on Floor 13 and a portion of Floor 14 (the "Drop Space") by notifying Landlord of Tenant's election before May 1, 2000, which notice shall specify (i) which portion of the Drop Space Tenant wishes to eliminate from this Lease (the "Selected Drop Space") and (ii) a termination date for the Drop Space not less than three (3) months or more than nine (9) months following the date the notice is delivered ("Decrease Date"). The portion of Floor 14 that constitutes a part of the Drop Space shall be located in the same physical location as the portion of Floor 13 that was not part of the Premises. If Tenant is able to and properly exercises its one-time option of eliminating the Selected Drop Space, Monthly Base Rent for the Premises during the Term of the Lease and Tenant's Proportionate Share shall be reduced as of the Decrease Date based on a reduction in the rentable area of the Premises of an amount equal to the rentable area of the Selected Drop Space. If Tenant is able to and properly exercises the one-time option of eliminating the Selected Drop Space from the Premises, Landlord shall prepare an amendment to accurately reflect changes in the Premises, Monthly Base Rent, Proportionate Share, a proportionate reduction in the number of parking spaces and other appropriate terms. A copy of such amendment shall be sent to Tenant within a reasonable time after exercise by Tenant and executed by Tenant and returned to Landlord. If Tenant does not exercise this one-time option to decrease the initial Premises before May 1, 2000, this option shall be null and void.

  Intentionally Omitted.

  Signage. Tenant shall have the exclusive right to install two (2) internally illuminated pan channel exterior building signs (collectively, the "Signs") to be located on the glass penthouse area of two (2) of the northern, southern or eastern exposures of the Building and approximately as indicated on the attached floor plan (Exhibit B). Tenant may install only one (1) sign per Building exposure. The Signs shall: (a) not exceed five (5) feet in height per each Sign, and (b) reflect Tenant's current logo (subject to minimal modification with respect to the distance between letters), which logo states only the word "Siebel." Landlord and Tenant shall mutually agree upon the color of the Signs. Such Signs will be designed and constructed at Tenant's sole cost and expense. The Signs shall be subject to Landlord's approval, which shall not be unreasonably withheld or delayed, and approval of any public authorities having jurisdiction. In granting its approval, Landlord shall consider, among other things, the size, aesthetics, precise selected location, design and quality of materials in granting its approval, which may be withheld in Landlord's sole discretion. Tenant shall be responsible for electrical energy used in connection with the Signs, repairs and maintenance necessary to maintain the signs in their original condition. The Signs shall at all times remain the property of Tenant and Tenant must remove the Signs at the expiration or earlier termination of this Lease. Tenant shall repair any damage caused in the removal of its Signs. In the event Tenant shall be in default under any of the terms of this Lease for a period of time continuing fifteen (15) days beyond any applicable cure periods, or if at any time during the Term hereof Tenant does not occupy at least one hundred thousand (100,000) square feet of the Premises, Landlord may require Tenant to remove the Signs in accordance with this Paragraph 39G, in which event Tenant's signage rights pursuant to this Paragraph shall immediately expire and shall not be reinstated during the Term or any extension thereof except by written agreement executed by each of the parties hereto and pursuant to the terms and conditions of such written agreement. Tenant's exclusive right to install the Signs is expressly conditioned upon the following: (i) Tenant's exclusive right is personal to Tenant and any Permitted Transferee and shall not be assigned or otherwise transferred without the express prior written consent of Landlord which consent may be withheld in Landlord's sole discretion; and (ii) there is no other tenant in the Building occupying at least one hundred thousand (100,000) square feet; and (iii) Tenant or a Permitted Transferee shall occupy at least two hundred thousand (200,000) square feet of the Premises. In the event that any of clause (i), (ii) or (iii) above are not satisfied, Tenant's right to install and maintain the Signs shall continue to be in effect (provided that all other terms and conditions in this Lease with respect to the Signs are satisfied), but Tenant's right to install and maintain the Signs in an exclusive manner shall expire. Landlord shall not charge a fee to Tenant for right to display the Signs in accordance with this Paragraph 39G. Upon execution of this Lease through the Term Commencement Date, Tenant shall be entitled to erect one temporary sign onto the building located at 1900 Powell Street, Emeryville, California, at a location determined by Landlord and approximately as indicated on the attached Exhibit D. Notwithstanding anything to the contrary contained in this Lease, during the Term hereof and any extension thereto, Landlord may, at its election, erect one (1) or more temporary leasing signs on or about the Building or Project at a location and in a manner determined by Landlord in its sole discretion.

  Letter of Credit.

    Delivery of Letter of Credit. In lieu of depositing a security deposit with Landlord, Tenant shall, within ten (10) business days following execution of this Lease, deliver to Landlord and cause to be in effect during the Lease Term an unconditional, irrevocable letter of credit ("LOC") in the amount specified for the Security Deposit in the Basic Lease Information, as it may be increased or decreased as provided in this Lease (the "LOC Amount") which LOC shall renew automatically from year to year. The LOC shall be in a form acceptable to Landlord and shall be issued by an LOC bank selected by Tenant and acceptable to Landlord. An LOC bank is a bank that accepts deposits, maintains accounts, has a local office that will negotiate a letter of credit, and the deposits of which are insured by the Federal Deposit Insurance Corporation. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the LOC. The LOC shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project, the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LOC and/or the LOC Security Deposit (as defined below) to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the LOC and/or the LOC Security Deposit.

    Replacement of Letter of Credit. Tenant may, from time to time, replace any existing LOC with a new LOC if the new LOC (a) becomes effective at least thirty (30) days before expiration of the LOC that it replaces; (b) is in the required LOC amount; (c) is issued by an LOC bank acceptable to Landlord; and (d) otherwise complies with the requirements of this Paragraph 39.

    Landlord's Right to Draw on Letter of Credit. Landlord shall hold the LOC as security for the performance of Tenant's obligations under this Lease. If, after notice and failure to cure within any applicable period provided in this Lease, Tenant defaults on any provision of this Lease, Landlord may, without prejudice to any other remedy it has, draw on that portion of the LOC necessary to (a) pay Rent or other sum in default; (b) pay or reimburse Landlord for any amount that Landlord may spend or become obligated to spend in exercising Landlord's rights under Paragraph 30 (Right of Landlord to Perform Tenant's Covenant); and/or (c) compensate Landlord for any expense, loss, or damage that Landlord may suffer because of Tenant's default. If Tenant fails to renew or replace the LOC at least thirty (30) days before its expiration, Landlord may, without prejudice to any other remedy it has, draw on the entire amount of the LOC.

    LOC Security Deposit. Any amount of the LOC that is drawn on by Landlord but not applied by Landlord shall be held by Landlord as a security deposit (the "LOC Security Deposit") in accordance with Paragraph 19 of this Lease.

    Restoration of Letter of Credit and LOC Security Deposit. If Landlord draws on any portion of the LOC and/or applies all or any portion of such draw, Tenant shall, within five (5) business days after demand by Landlord, either (a) deposit cash with Landlord in an amount that, when added to the amount remaining under the LOC and the amount of any LOC Security Deposit, shall equal the LOC Amount then required under this Paragraph 39; or (b) reinstate the LOC to the full LOC Amount.

    Reduction of Letter of Credit. At any time after the first thirty-six (36) months of the initial Term hereof, and only in the event Tenant satisfies all of the following conditions to Landlord's reasonable satisfaction, the LOC Amount may be reduced to One Million Dollars ($1,000,000.00): (a) Tenant is not and for a period of twelve (12) successive calendar months, has not been in default under the terms of this Lease beyond any applicable cure period; and (b) Tenant maintains a tangible net worth in excess of Seven Hundred Fifty Million Dollars ($750,000,000.00); (c) Tenant maintains a financial current ratio in excess of two (2); (d) Tenant provides to Landlord ten (10) days prior notice of any such reduction; and (e) the LOC provides that the issuing bank shall notify Landlord in writing prior to any such reduction. In the event that such reduction to the LOC is made and, subsequently, Tenant fails to meet any of the above conditions for a period of thirty (30) days following delivery by Landlord of written notice of any such failure, Tenant shall, within forty-eight (48) hours, increase the face amount of the LOC to Three Million Dollars ($3,000,000.00).

    Base Rent Adjustment. During the first thirty-six (36) months of the Term hereof, Landlord shall provide a credit to Tenant against Tenant's obligation to pay Base Rent hereunder an amount equal to One Thousand Eight Hundred Seventy-Five Dollars ($1,875.00) per month. During the remaining one hundred eight months of the initial Term of this Lease, Landlord shall provide a credit to Tenant against Tenant's obligation to pay Base Rent hereunder an amount equal to Six Hundred Twenty-Five Dollars ($625.00) per month.

I. BOMA Method of Measurement. Landlord warrants and represents that the actual rentable areas of the Premises, the Building and the Project shall be determined by Landlord's architect in accordance with the rentable standards set forth in ANSI/BOMA Z65.1-1996, as promulgated by the Building Owners and Managers Association ("BOMA Standard"), which measurement standard shall include areas for management and servicing the Building and other areas used in common. Tenant shall have a one-time right, exercisable within ten (10) business days after completion of the Base Building Work to remeasure the Premises and the Building. Tenant shall complete the remeasurement within ten (10) business days after expiration of the first ten (10) business day period. In the event such remeasurement of the Premises and the Building by Tenant, within the time period specified above, demonstrates to Landlord's reasonable satisfaction that the rentable square footage measurement prepared by Landlord produces a square footage number in excess of or lower than the square footage number which would have resulted had the BOMA Standard been properly applied, certain items and concepts addressed in this Lease with respect to the Premises, Base Rent, Tenant's Proportionate Share, and all other matters related to the measurement of the Building and the Premises shall be adjusted effective as of the Term Commencement Date, to reflect the actual number of rentable square feet, as properly remeasured under the BOMA Standard. Tenant shall have no further right to remeasure the Premises or the Building. In the event that Landlord and Tenant are unable to agree upon the measurement of the Premises or the Building within a reasonable period of time, the arbitration process described in Paragraph 39.J below shall apply. Tenant has had an opportunity to review the Plans and hereby acknowledges that the square footage calculation reflected in the Basic Lease Information and Exhibit B is in conformance with the BOMA Standard.

J. Arbitration Disputes.

(1) The parties agree that any and all disputes, claims or controversies arising out of or relating to Paragraph 39.I of this Lease, except matters entitled to "fast-track" adjudication, that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Paragraph 39J by filing a written demand for arbitration with JAMS/ENDISPUTE with a copy to the other party. The arbitration will be conducted in the County in which the Premises is located and in accordance with the provisions of JAMS/ENDISPUTE's Streamlined Arbitration Rules and Procedures in effect at the time of filing the demand for arbitration. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the proceedings in good faith, and that they will share equally in its costs, including, without limitation, the arbitrator's fees, provided that each party shall bear its own attorneys' fees in connection with any arbitration. The provisions of this Paragraph may be enforced by any Court of competent jurisdiction, and, in the event that the arbitration process continues through and including a final determination of liability in accordance with this provision, the prevailing party shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the party against whom enforcement is ordered.

(2) NOTICE: By initialing the space below you are agreeing to have all disputes, claims or controversies arising out of or relating to Paragraph 39.I of the Lease, except matters entitled to "fast- track" adjudication, decided by neutral arbitration, and you are giving up any rights you might possess to have those matters litigated in a court or jury trial. By initialing in the space below you are giving up your judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Paragraph 39.J. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under federal or state law. Your agreement to this arbitration provision is voluntary.

We have read and understand the foregoing and agree to submission of all disputes, claims or controversies arising out of or related to Paragraph 39.I of this Lease, except for issues arising in connection with matters entitled to "fast-track" adjudication, to neutral arbitration in accordance with this Paragraph 39J.

___________ ___________

Landlord Tenant
  Early Access. Provided that Tenant does not interfere whatsoever with the construction of the Base Building Work, and in accordance with this Paragraph 39.K, Tenant shall have the right to access the Premises upon the sufficient completion of the Base Building Work (as described below) during normal business hours after reasonable prior notice to Landlord for purposes of constructing the Tenant Improvements in accordance with Exhibit C hereto and installing furniture, fixtures and equipment in the Premises (as the timeline for such construction and installation is described below), with all terms and conditions of this Lease in full force and effect, excluding payment of Rent and Operating Expenses. Any interference by Tenant or any of Tenant's Parties with the construction of the Base Building Work shall constitute a Tenant Delay as defined in Exhibit C and shall constitute a delay by Tenant for purposes of Paragraph 3 hereof. The Base Building Work shall be sufficiently complete to permit access by Tenant to the Premises and commencement of construction of Tenant Improvements on a floor of the Premises on or before September 1, 2000 and the last floor of the Premises on or before December 15, 2000. Access to the interim floors of the Premises shall be based upon the criteria described below for sufficient completion and shall be provided as follows: (i) On or before October 6, 2000, a total of four (4) floors of the Premises; (ii) On or before November 10, 2000, a total of eight (8) floors of the Premises; and (iii) On or before November 27, 2000, a total of ten (10) floors of the Premises. Landlord's failure to provide access to the Premises to Tenant as provided herein shall constitute a Landlord Delay as described in Section 7 of Exhibit C, attached hereto. The Base Building Work will be completed simultaneously with the construction of Tenant Improvements. Sufficient completion of the Base Building Work shall be defined as follows: (i) the permanent roof, or a watertight temporary roof, complete so that a watertight condition is continuously maintained; (ii) permanent curtain wall, perimeter insulation and sheet rock and glass complete or a watertight temporary enclosure complete so that a watertight condition is continuously maintained; (iii) base building core walls complete; (iv) elevator door frames and sills in complete; (v) mechanical, electrical, plumbing and sprinkler riser work sufficiently complete to permit connection of tenant improvements; (vi) the base building sprinkler loop and ductwork sufficiently complete to permit connection of applicable Tenant Improvements; and (vii) floor slab complete and broom clean.

40. Jury Trial Waiver

Each party hereto (which includes any Assignee, successor heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the county in which the Building is located, and agrees and consents to personal jurisdiction of the courts of the state in which the Property is located, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, WHETHER ANY OF THE FOREGOING IS BASED ON THIS LEASE OR ON TORT LAW. EACH PARTY REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE EFFECT OF THIS PARAGRAPH 40. THE PROVISIONS OF THIS PARAGRAPH 40 shall survive the expiration or earlier termination of this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and the year first above written.

LANDLORD

Spieker Properties, L.P.,

a California limited partnership

By: Spieker Properties, Inc.,

a Maryland corporation,

its general partner

By:

John R. WInther

Its: Senior Vice President

Date: August ___, 1999

TENANT

Siebel Systems, Inc., a Delaware corporation

By:

Name: ____________________________________________

Its: ______________________________________________

Date: August ___, 1999

Exhibit A

Rules and Regulations

Exhibit B

Site Plan, Property Description

Exhibit C

Tenant Improvements and Specifications

Exhibit D

Signage